Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TUSCAN HOLDINGS CORP.,

TSCN MERGER SUB INC.

and

MICROVAST, INC.

Dated as of February 1, 2021

Table of Contents

RECITALS

Article I

THE MERGER; Closing

Article II

EFFECT OF the MERGER

Article III

Representations And Warranties Of The Company

i

Article IV

Representations And Warranties Of Parent and Merger Sub

Article V

Pre-Closing Covenants

Article VI

Other Covenants

Section 6.1	Further Assurances	59
Section 6.2	Indemnification, Exculpation and Insurance	59
Section 6.3	Public Announcements.	60
Section 6.4	Equity Incentive Plan	60
Section 6.5	PCAOB Financial Statements	60

Article VII

Conditions Precedent

Section 7.1	Conditions Precedent to Obligations of Parent, Merger Sub and the Company	60
Section 7.2	Conditions Precedent to Obligations of Parent and Merger Sub	61
Section 7.3	Conditions Precedent to Obligations of the Company	61

Article VIII

Termination

Section 8.1	Termination	63
Section 8.2	Effect of Termination	64
Section 8.3	Termination Fee	64

Article IX

No SURVIVAL; WAIVERS; Guaranty

Section 9.1	No Survival; Waivers	65
Section 9.2	Trust Account Waiver	67

Article X

Definitions

Section 10.1	Specific Definitions	69
Section 10.2	Accounting Terms	83
Section 10.3	Usage	83
Section 10.4	Index of Defined Terms	84

Article XI

General

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 1st day of February, 2021, by and among Tuscan Holdings Corp., a Delaware corporation (“Parent”), TSCN Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company may be referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, upon the terms and subject to the conditions set forth herein, upon consummation of the Merger, all of the Company Capital Stock issued and outstanding as of immediately prior to the Merger will be converted into shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), which Company Capital Stock is being valued based on a pre-Merger consolidated equity value of the Company (without taking into account Company Equity Awards or the Promissory Notes) of $2,100,000,000;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be, and is, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including (a) the Merger and the issuance of shares of Parent Common Stock in connection with the Merger and the PIPE Financing, (b) the amendment and restatement of the certificate of incorporation of Parent (including the renaming of Parent to “Microvast Holdings, Inc.” in connection with the filing of such amendment and restatement) in the form attached hereto as Exhibit A (the “Microvast Holdings Charter”), (c) the amendment and restatement of the bylaws of Parent in the form attached hereto as Exhibit B (the “Microvast Holdings Bylaws”), to be effective as of the Effective Time, and (d) and the adoption of the Equity Incentive Plan (collectively, the “Transactions”), in each case in accordance with the DGCL, the Organizational Documents of Parent and Merger Sub and the Trust Agreement, as applicable;

WHEREAS, the Parent Board has further (a) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of the Parent Stockholders, (b) resolved to submit this Agreement to the Parent Stockholders for their adoption, (c) has determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account and (d) resolved to recommend adoption of this Agreement, approval of the Microvast Holdings Charter, approval of the issuance of shares of Parent Common Stock in connection with the PIPE Financing and approval of the Transactions by the Parent Stockholders;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) approved this Agreement and the consummation of the Merger, (b) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of Parent, in its capacity as the sole stockholder of Merger Sub, (c) declared the advisability of this Agreement and the Merger and resolved to submit this Agreement to Parent, in its capacity as the sole stockholder of Merger Sub, for adoption, and (d) resolved to recommend adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub;

WHEREAS, immediately following the execution of this Agreement, Merger Sub will submit this Agreement and the Transactions to Parent for adoption and approval, and Parent will so adopt this Agreement and approve the Transactions by irrevocable written consent in accordance with the DGCL and Merger Sub’s Organizational Documents;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and the consummation of the Transactions, including the Merger, in accordance with the DGCL and the Organizational Documents of the Company;

WHEREAS, the Company Board has further (a) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company Stockholders, (b) declared the advisability of this Agreement and the Merger and resolved to submit this Agreement to the Company Stockholders for adoption, and (c) resolved to recommend adoption of this Agreement and approval of the Transactions by the Company Stockholders;

WHEREAS, promptly (and in any event within 24 hours) following the execution of this Agreement, the Company will submit this Agreement and the Transactions to the Company Stockholders for adoption and approval and will seek the Company Stockholder Approval by irrevocable written consent in accordance with the DGCL, the Company’s Organizational Documents and the Company Stockholder Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement for the Parties to enter into the Transaction Documents, the Key Company Holders have entered into an agreement (the “Company Support Agreement”) with Parent and the Company pursuant to which such Key Company Holders have agreed to (a) vote their shares of Company Capital Stock in favor of adopting this Agreement and approving the Transactions (including by delivering an irrevocable written consent within 24 hours following execution of this Agreement), (b) waive any appraisal or similar rights they may have pursuant to the DGCL with respect to the Merger and the other Transactions, and (c) refrain from redeeming or converting any of their shares of Company Capital Stock;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement for the Parties to enter into the Transaction Documents, Parent Sponsor, certain directors and officers of Parent and their Affiliates (together with Parent Sponsor, the “Sponsor Group”) have entered into a support agreement (the “Parent Support Agreement”) with Parent and the Company pursuant to which (a) each member of the Sponsor Group has agreed to (i) vote all Equity Interests of Parent held by such member of the Sponsor Group in favor of the Transaction and all other Voting Matters and, if necessary and applicable, the Extension Proposal, and (ii) abstain from exercising any redemption rights in connection with the Redemption, and (b) Parent Sponsor has agreed that, among other things, (i) certain shares of Parent Common Stock held by it will be subject to forfeiture and vesting as set forth in such Parent Support Agreement, and (ii) Parent Sponsor will pay for any Parent Transaction Expenses in excess of $46,000,000 (or surrender for cancellation for no consideration a number of vested shares of Parent Common Stock held by it having an aggregate value equal to such excess), unless such excess Parent Transaction Expenses have otherwise been approved in writing by the Company in its sole discretion;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into subscription agreements with certain investors (the “PIPE Subscription Agreements”) providing for the aggregate sale of 48,250,000 shares of Parent Common Stock at $10.00 per share, for aggregate gross proceeds to Parent of $482,500,000 (the “PIPE Financing”), to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, concurrently with the execution of this Agreement, Parent, MVST SPV Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “MPS Investor Subsidiary”), the Company, Microvast Power Systems, CDH SPV, HHEIP SPV, certain MPS Minority Holders, the lenders under the Convertible Loan Agreement and the other parties thereto have entered into a framework agreement (the “Framework Agreement”), pursuant to which, among other things, effective as of immediately prior to the Closing, (a) the Convertible Loan Agreement will be amended and restated as contemplated therein, (b) to the extent entered into and in full force and effect, the Capital Increase Agreement, Exchange Agreement, Subscription Agreement and Warrant contemplated by the Convertible Loan Agreement will be terminated, (c) CDH SPV will acquire 5,734,018 shares of Parent Common Stock and the right to receive 546,097 Earn Out Shares as set forth in the Merger Consideration Allocation Schedule in exchange for the issuance of a promissory note in favor of Parent, (d) HHEIP SPV will acquire 985,827 shares of Parent Common Stock and the right to receive 93,888 Earn Out Shares in exchange for the issuance of a promissory note in favor of Parent, (e) such shares of Parent Common Stock will be sold and Microvast Power Systems’ obligations to the lenders under the Convertible Loan Agreement will be satisfied in full, (f) Parent will issue to the MPS Investor Subsidiary 17,253,182 shares of Parent Common Stock at the Effective Time, which shares represent such MPS Minority Holders’ aggregate pro rata share of the Closing Transaction Consideration, (g) such MPS Minority Holders will (i) issue an irrevocable proxy in favor of the Surviving Corporation granting the Surviving Corporation full voting rights with respect to the Equity Interests of Microvast Power Systems held by them and (ii) waive all rights to any dividends or other distributions payable in respect of the Equity Interests of Microvast Power Systems held by them and (h) the shares of Parent Common Stock issued to the MPS Investor Subsidiary will be sold with the proceeds paid to such MPS Minority Holders in exchange for such Equity Interests of Microvast Power Systems held by them.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

Article I

THE MERGER; Closing

Section 1.1 Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent. Any reference in this Agreement to the Company for periods from and after the Effective Time will be deemed to include the Surviving Corporation.

Section 1.2 Location and Date. The consummation of the transactions contemplated pursuant to this Agreement, including the Transactions (the “Closing”), shall take place by remote exchange of signatures and documents or at the offices of Shearman & Sterling LLP, 2828 N. Harwood Street, Suite 1800, Dallas, Texas 75201 at 8:00 a.m., Central Time, on the third Business Day following the date on which all conditions to the Closing shall have been satisfied or, if permissible, waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the time of the Closing), or such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. In connection with the Closing, the Parties will cause a certificate of merger, substantially in the form of attached hereto as Exhibit C (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in such form as mutually agreed and as required by and in accordance with the applicable provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, unless Parent and the Company shall agree and specify a subsequent date or time (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of Merger. The Merger will have the effects provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, in each case (a) except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, and (b) until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, as applicable.

Section 1.6 Directors and Officers of the Surviving Corporation. The Parties shall cause (a) the directors of the Surviving Corporation as of the Effective Time to be the individuals set forth on Exhibit D and (b) the officers of the Company as of immediately prior to the Effective Time to be the officers of the Surviving Corporation as of the Effective Time, each to hold office until his or her successor shall have been duly elected, appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and applicable Law.

Section 1.7 Amendment of Organizational Documents of Parent; Appointment of Directors and Officers. At the Closing and immediately prior to the Effective Time, Parent shall:

(a)   duly execute and file the Microvast Holdings Charter with the Secretary of State of the State of Delaware, which shall be the certificate of incorporation of Parent until thereafter amended in accordance with the DGCL and as provided in such Microvast Holdings Charter;

(b)    adopt the Microvast Holdings Bylaws, which shall be the bylaws of Parent until thereafter amended in accordance with the DGCL, the Microvast Holdings Charter and as provided in such Microvast Holdings Bylaws;

(c)    take all necessary action, including causing the directors of Parent to resign, so that effective as of the Closing, (i) the Parent Board (at and from such time, the “Microvast Holdings Board”) will consist of seven members comprised of the individuals set forth on Exhibit D and (ii) Yang Wu will be appointed Chairman of the Microvast Holdings Board; and

(d)    take all actions necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the persons who were serving as officers of the Company immediately prior to Closing, each to hold office until his or her successor shall have been duly elected, appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Microvast Holdings Charter, the Microvast Holdings Bylaws and applicable Law.

Section 1.8 Certain Closing Deliveries.

(a)    At the Closing, on the terms and conditions set forth in this Agreement, Parent shall deliver to the Company:

(i) a copy of the Registration Rights and Lock-Up Agreement in the form attached hereto as Exhibit E (the “Registration Rights and Lock-Up Agreement”), duly executed by Parent and the members of the Sponsor Group;

(ii)   a copy of the Microvast Holdings Stockholders Agreement in the form attached hereto as Exhibit F (the “Microvast Holdings Stockholders Agreement”), duly executed by Parent and members of the Sponsor Group;

(iii) copies of the subscription agreements and promissory notes entered into with each of CDH SPV and HHEIP SPV as contemplated by the Framework Agreement, duly executed by the parties thereto; and

(iv) evidence that Parent has issued to the MPS Investor Subsidiary 17,253,182 shares of Parent Common Stock, which shares represent the MPS Minority Holders’ aggregate pro rata share of the Closing Transaction Consideration.

(b)    At the Closing, on the terms and conditions set forth in this Agreement, the Company shall deliver to Parent:

(i)   a copy of the Registration Rights and Lock-Up Agreement, duly executed by the Company Holders;

(ii)   a copy of the Microvast Holdings Stockholders Agreement, duly executed by the Company Holders party thereto;

(iii) a copy of the amendment to the Convertible Loan Agreement and termination of related agreements pursuant to and in accordance with the Framework Agreement, duly executed by Parent, the Company, Microvast Power Systems, the lenders under the Convertible Loan Agreement and the other parties thereto;

(iv) a copy of the proxy and waiver contemplated to be entered into by the MPS Minority Holders, duly executed by the parties thereto;

(v)    a termination of the Company Stockholder Agreement, duly executed by the Company and each of the Company Stockholders party thereto;

(vi) a properly executed certification that shares of Company Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

(vii)   a copy of a questionnaire, substantially in the form attached hereto as Exhibit G, duly completed and executed by each Company Holder.

Section 1.9 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Parties will prepare and file all Tax Returns consistent with the treatment as a reorganization and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each Party agrees to promptly notify the other Parties of any challenge to such tax treatment by any Governmental Authority.

Article II

EFFECT OF the MERGER

Section 2.1 Effect of the Merger on the Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any Company Holder or any Noteholder:

(a)    Cancellation of Certain Company Capital Stock. (i) Each share of Company Common Stock owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Common Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor, and (ii) each share of Company Preferred Stock owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Preferred Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor.

(b)    Conversion of Company Capital Stock. Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Common Shares and Dissenting Shares) will be converted into the right to receive, and become exchangeable for (i) a portion of the Merger Consideration, with each Company Holder (or a designee thereof in accordance with the Framework Agreement) being entitled to receive his, her or its portion of the (A) Closing Transaction Consideration and (B) Earn Out Shares, if any, in each case as set forth on the Merger Consideration Allocation Schedule, plus (ii) any dividends or other distributions to which the holder thereof becomes entitled upon the surrender of such shares of Company Common Stock in accordance with Section 2.3(d). The portion of the Merger Consideration otherwise payable in respect of the interests under the Convertible Loan Agreement will be paid in accordance with the subscription agreement contemplated by the Framework Agreement.

(c)    Conversion of Promissory Notes. All promissory notes (the “Promissory Notes”) issued under the Note Purchase Agreement, dated January 4, 2021, by and among the Company and the lenders named therein (the “Note Purchase Agreement”) will be converted in accordance with the terms of the Note Purchase Agreement and the Promissory Notes into the right to receive, and become exchangeable for: (i) a portion of the Promissory Notes Consideration, with each Noteholder being entitled to receive (A) with respect to the $25,000,000 of Promissory Notes issued at the Initial Closing (as defined in the Note Purchase Agreement), that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the principal amount of each such Promissory Note divided by the SPAC Conversion Price (as defined in each such Promissory Note), subject to the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(f), and (B) with respect to the $32,500,000 of Promissory Notes issued at the Second Closing (as defined in the Note Purchase Agreement), that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the principal amount of each such promissory note divided by the SPAC Conversion Price (as defined in each such Promissory Note), subject to the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(f), plus (ii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Promissory Notes in accordance with Section 2.3(d).

(d)    Cancellation of Shares. As of the Effective Time, all shares of Company Capital Stock converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(b) will no longer be outstanding and all shares of Company Capital Stock will automatically be cancelled and retired and will cease to exist, and each holder of (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”) or (ii) any book-entry account which immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive (A) a portion of the Merger Consideration in accordance with Section 2.1(b), plus (B) any dividends or other distributions to which the holder thereof becomes entitled upon the surrender of such shares of Company Capital Stock in accordance with Section 2.3(d).

(e)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be converted into one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.2 Treatment of Equity Compensation.

(a)    Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock granted under the Company Stock Plan (each, a “Company Stock Option”) that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into an option (each, a “Replacement Option”) to acquire that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time multiplied by (ii) the Common Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option as of immediately prior to the Effective Time by (B) the Common Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Replacement Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code, as applicable. Each Replacement Option shall have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time (including vesting schedule, repurchase rights or other applicable restrictions), with such revisions permitted under the terms of the Company Stock Plan as Parent in its good faith discretion determines are necessary to reflect (i) the conversion of the applicable Company Stock Option into a Replacement Option, (ii) the fact that such Replacement Option is exercisable for shares of Parent Common Stock and (iii) the Merger.

(b)    Company RSUs. As of the Effective Time, each restricted stock unit granted under the Company Stock Plan representing the right of the holder thereof to receive one share of Company Common Stock (or, if applicable, cash or a combination thereof), subject to vesting, settlement or other applicable restrictions (each, a “Company RSU”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into a restricted stock unit of Parent (each, a “Replacement RSU”) covering the Common Exchange Ratio of a share of Parent Common Stock (rounded to the nearest whole number). In addition, to the extent that a cash-settled Company RSU is subject to a dollar “cap,” the cap applicable to each corresponding Replacement RSU shall be equal to the quotient obtained by dividing (i) the applicable dollar cap by (ii) the Common Exchange Ratio. Each such Replacement RSU shall have, and be subject to, the same terms and conditions that were applicable to the corresponding Company RSU immediately before the Effective Time (including any cap, vesting, repurchase or other applicable restrictions), with such revisions permitted under the terms of the Company Stock Plan as Parent in its good faith discretion determines are necessary to reflect (A) the conversion of the applicable Company RSU into a Replacement RSU and (B) the Merger. No Company RSU shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)    Resolutions and Other Company Actions. Prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board shall adopt all resolutions and take all actions (including obtaining any consents) that may be necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b) and this Section 2.2(c). In addition, the Company Board shall adopt all resolutions and take all actions that may be necessary to terminate the Company Stock Plan effective as of the Effective Time; provided, that the terms of the Company Stock Plan and the award agreements issued thereunder shall continue to apply to the Replacement Options and Replacement RSUs, mutatis mutandis.

(d)    Parent Actions. Prior to the Effective Time, Parent, the Parent Board, and the compensation committee of the Parent Board, as applicable, shall adopt all resolutions and take all actions (including obtaining any consents and reserving for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Replacement Options or Replacement RSUs as a result of the actions contemplated by the provisions of this Section 2.2) that may be necessary to effectuate the provisions of this Section 2.2.

Section 2.3 Exchange and Payment.

(a)    Prior to the mailing of the Proxy Statement, Parent and the Company shall appoint the Exchange Agent and enter into an Exchange Agent Agreement with the Exchange Agent in form and substance reasonably satisfactory to Parent and the Company (the “Exchange Agent Agreement”). On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Holders and Noteholders, for exchange in accordance with this Article II, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Closing Transaction Consideration and Promissory Notes Consideration (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay (i) any dividends or distributions payable pursuant to Section 2.3(d), and (ii) cash in lieu of fractional shares in accordance with Section 2.3(f). The Exchange Fund shall not be used for any purpose other than as set forth in Section 2.3(i).

(b)    Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall direct the Exchange Agent to mail to each Company Holder entitled to receive a portion of the Merger Consideration pursuant to Section 2.1 and each Noteholder entitled to receive a portion of the Promissory Notes Consideration pursuant to Section 2.1, the Note Purchase Agreement and the Promissory Notes (i) a form of letter of transmittal (which letter shall be in customary form and contain such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Effective Time) and (ii) instructions for delivering the letter of transmittal and surrendering any applicable Promissory Notes or Certificate or transferring any applicable Book-Entry Share, as the case may be, in exchange for a portion of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). Upon delivery of such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, (i) each Company Holder shall be entitled to receive in exchange therefor (A) the portion of the Merger Consideration to which he, she or it is entitled, (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) and (ii) each Noteholder shall be entitled to receive in exchange therefor (A) the portion of the Promissory Notes Consideration to which he, she or it is entitled, (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). Until delivery of a duly completed and validly executed letter of transmittal as contemplated by this Section 2.3(b) and surrender of any applicable Promissory Notes or Certificate or transfer of any applicable Book-Entry Share, as the case may be, (i) each share of Company Common Stock shall be deemed after the Effective Time to represent only the right to receive a portion of the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) and (ii) each Promissory Note shall be deemed after the Effective Time to represent only the right to receive a portion of the Promissory Notes Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).

(c)    If payment of a portion of the Merger Consideration or Promissory Notes Consideration, as applicable, is to be made to a Person other than the Person in whose name the shares of Company Common Stock are registered or the Promissory Notes are issued, it shall be a condition of payment that such shares of Company Common Stock or Promissory Notes shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of a portion of the Merger Consideration or Promissory Notes Consideration, as applicable, to a Person other than the registered holder of such shares of Company Common Stock or Promissory Notes, as the case may be, or shall have established to the satisfaction of Parent that such tax is not applicable.

(d)    No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Promissory Note or untransferred Book-Entry Share, as the case may be, with respect to the Parent Common Stock that such holder has the right to receive pursuant to Section 2.1(a), and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until such holder shall deliver a duly completed and validly executed letter of transmittal and surrender any applicable Certificate or Promissory Note or transfer any applicable Book-Entry Share, as the case may be, in accordance with this Article II. Following the delivery of a letter of transmittal in accordance with this Article II, subject to the effect of escheat or other applicable Laws, there shall be paid to the record holder of the Company Common Stock or Noteholder covered thereby, without interest, (i) promptly after such delivery, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery and a payment date subsequent to such delivery payable with respect to such whole shares of Parent Common Stock.

(e)    The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) issued and paid upon the delivery for exchange of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly outstanding. At the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to Parent or the Exchange Agent for transfer, such shares of Company Common Stock shall be cancelled and exchanged as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the delivery for exchange of shares of Company Capital Stock or Promissory Notes, no dividends or other distributions with respect to shares of Parent Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent or member of Surviving Corporation. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Holder or Noteholder who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Capital Stock and interests under the Promissory Notes held at the Effective Time by such Company Holder or Noteholder and rounded to the nearest thousandth when expressed in decimal form) pursuant to this Article II by (ii) $10.00.

(g)    Any portion of the Exchange Fund that remains undistributed to the former Company Holders or Noteholders six months after the Effective Time shall be delivered to Parent, upon demand, and any remaining Company Holders and Noteholders shall thereafter look only to Parent, as general creditors thereof, for payment of any portion of the Merger Consideration, any portion of the Promissory Notes Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar Laws). Any portion of the Exchange Fund remaining unclaimed by any Company Holders or Noteholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(h)    None of Parent, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any Person in respect of shares of Parent Common Stock (or any dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no investment gain or loss thereon shall affect the amounts payable to the Company Holders or Noteholders pursuant to this Article II; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash in the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.1(b).

Section 2.4 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 2.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Common Shares and Cancelled Preferred Shares) and held by a holder who is entitled to demand and has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the applicable portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, that if, after the Effective Time, such holder fails to perfect, waives, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be deemed to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except after consultation with Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.5 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock or any capital stock of Parent shall occur (specifically excluding the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Transaction Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.6 Closing Statement; Allocation of Merger Consideration; Determination of Available Cash; Payment of Transaction Expenses.

(a)    Subject to Section 2.5, the Parties agree that, notwithstanding anything else contained in this Agreement, (i) the total number of shares of Parent Common Stock available for issuance in respect of the issued and outstanding shares of Company Common Stock, the issued and outstanding shares of Company Preferred Stock, the Convertible Loan Agreement and the Equity Securities in Microvast Power Systems held by the MPS Minority Holders, in each case pursuant to this Agreement and the Framework Agreement, shall be an amount equal to the Closing Transaction Consideration and the Earn Out Shares, if any, as and when received as provided in Section 2.7, which Closing Transaction Consideration and Earn Out Shares, if any, shall be allocated as set forth on Section 2.6(a)(i) of the Company Disclosure Schedule (the “Merger Consideration Allocation Schedule”), and (ii) the number of shares of Parent Common Stock that can be issued pursuant to Replacement Options and the number of shares of Parent Common Stock subject to the Replacement RSUs shall be as set forth on Schedule 2.6(a)(ii) of the Company Disclosure Schedule (the “Company Equity Award Allocation Schedule”). No sooner than five or later than two Business Days prior to the Closing Date, Parent and the Company shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith determination of the Available Cash and the components thereof, including the amount of funds available in the Trust Account following any Redemptions, the gross proceeds of the PIPE Financing, the Company Transaction Expenses and the Parent Transaction Expenses. The Closing Statement shall be derived in good faith from the Books and Records of Parent and the Company.

(b)    The allocation of the Closing Transaction Consideration and the Earn Out Shares, if any, as and when received as provided in Section 2.7, and the information with respect to the shares of Parent Common Stock that can be purchased under the Replacement Options and that are subject to the Replacement RSUs, in each case as set forth on the Merger Consideration Allocation Schedule or Company Equity Award Allocation Schedule, as applicable, shall be binding on all of the Parties and shall be used by Parent and Merger Sub for purposes of issuing the Closing Transaction Consideration and the Earn Out Shares, if any, as and when received as provided in Section 2.7, to the Company Holders and converting the Company Stock Options and Company RSUs into Replacement Options and Replacement RSUs, respectively, pursuant to this Article II, absent manifest error. In issuing the Merger Consideration, and converting the Company Stock Options and Company RSUs into Replacement Options and Replacement RSUs, respectively, pursuant to this Article II, Parent and Merger Sub shall be entitled to rely fully on the information set forth on the Merger Consideration Allocation Schedule or Company Equity Award Allocation Schedule, as applicable, absent manifest error.

(c)    At the Closing, Parent shall pay directly to each Person to whom Company Transaction Expenses or Parent Transaction Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all such Company Transaction Expenses or Parent Transaction Expenses, in each case as reflected on the Closing Statement and in accordance with the instructions delivered pursuant to Section 5.13.

Section 2.7 Earn Out.

(a)    Following the Closing, in addition to the Closing Transaction Consideration, if a Triggering Event shall occur during the Earn Out Period, then within five Business Days after the occurrence of such Triggering Event, Parent shall issue or cause to be issued to the Company Holders, in accordance with the Merger Consideration Allocation Schedule, validly issued, fully paid and nonassessable Earn Out Shares.

(b)    If a Change of Control of Parent occurs during the Earn Out Period that will result in the holders of Parent Common Stock receiving a per share price equal to or in excess of $18.00, then, immediately prior to the consummation of such Change of Control, all of the Earn Out Shares shall be issued and shall be allocated as set forth on the Merger Consideration Allocation Schedule, and the holders of such Earn Out Shares shall be eligible to participate in such Change of Control. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to Parent upon:

(i) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of 50% or more of the assets of Parent and its Subsidiaries, taken as a whole;

(ii) a merger, consolidation or other Business Combination of Parent resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or

(iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of Parent representing more than 50% of the voting power of the capital stock of Parent entitled to vote for the election of directors of Parent.

(c) The Earn Out Shares and the Triggering Event shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock, occurring on or after the date hereof and prior to the time any such Earn Out Shares are delivered to the Company Holders, if any.

(d) Parent shall, at all times, keep available for issuance a sufficient number of unissued shares of Parent Common Stock to permit Parent to issue the Earn Out Shares, and Parent shall take all actions required to increase the authorized number of shares of Parent Common Stock if at any time there shall be insufficient unissued shares of Parent Common Stock to permit such reservation.

Section 2.8 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Holder or Noteholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Holder or Noteholder (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Except with respect to any compensatory amount payable under this Agreement or if the Company fails to provide a FIRPTA certificate pursuant to Section 1.8(b)(vi), Parent has no knowledge as of the date hereof of any required deduction or withholding from amounts otherwise payable to any Company Holder or Noteholder pursuant to this Agreement. If Parent intends to withhold from amounts otherwise payable pursuant to this Agreement, except with respect to any compensatory amount payable under this Agreement or if the Company fails to provide a FIRPTA certificate pursuant to Section 1.8(b)(vi), then Parent shall use commercially reasonable efforts to provide the Company Holders and Noteholders with written notice of its intention to withhold at least five Business Days prior to any such withholding and the Parties shall use commercially reasonable efforts to minimize any such withholding.

Article III

Representations And Warranties Of The Company

The Company makes the following representations and warranties to Parent and Merger Sub as of the date of this Agreement and as of the Closing, except as disclosed by the Company in the written Company Disclosure Schedule provided to Parent dated the date of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosure in any section or subsection of the Company Disclosure Schedule corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III so long as its relevance to such other section or subsection of this Article III is reasonably and readily clear on the face of the information disclosed therein.

Section 3.1 Due Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation. Each of the Company and its Subsidiaries (a) has all necessary corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as is currently conducted and (b) except as has not had a Material Adverse Effect, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has provided to Parent true and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended to date and as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents in any material respect.

Section 3.2 Authorization; No Conflict.

(a)    The Company has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, upon receipt of the Company Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company, subject only to the receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such Transaction Document or to consummate the Transactions. This Agreement and each such Transaction Document have been (or will as of the Closing be) duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitute, or upon such delivery constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”). The Company Board has, as of the date of this Agreement, unanimously (i) declared the advisability of this Agreement and the Merger and determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and the Organizational Documents of the Company, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption, and (iv) recommended that the Company Stockholders adopt this Agreement and approve the Transactions (including the Merger). The Company Stockholder Approval constitutes the requisite vote of the Company Stockholders to approve this Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DGCL, the Company’s Organizational Documents and the Company Stockholder Agreement.

(b)    Assuming the Company Stockholder Approval is obtained, and except for applicable requirements under the HSR Act or as otherwise set forth on Section 3.2(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company and its Subsidiaries, and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of the Company or any of its Subsidiaries; (ii) require any consent, waiver, approval, declaration, authorization or permit of, or notice to or filing with, any Governmental Authority; (iii) conflict with or violate any Law applicable to the Company or any Subsidiary thereof or by which any property or asset of the Company or any Subsidiary thereof is bound or affected; or (iv) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any properties or assets of the Company or any Subsidiary thereof under, give any Person the right to declare a default under, or require any consent, waiver, approval or authorization under, any Material Contract, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not have a Material Adverse Effect.

Section 3.3 Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 1,500,000 shares of common stock, par value of $0.01 per share (“Company Common Stock”), of which 671,200 shares are issued and outstanding, and (ii) 432,481 shares of preferred stock, par value of $0.01 per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”), of which (A) 166,950 are designated as Series C1 Preferred Stock (the “Company Series C1 Preferred Stock”), all of which are outstanding, (B) 126,345 are designated as Series C2 Preferred Stock (the “Company Series C2 Preferred Stock”, and together with the Company Series C1 Preferred Stock, the “Company Series C Preferred Stock”), all of which are outstanding, and (C) 139,186 are designated as Series D1 Preferred Stock (the “Company Series D1 Preferred Stock”), all of which are outstanding. Section 3.3(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) a list of each outstanding share of Company Capital Stock, the class and series of such share, and the name of the holder thereof and (ii) a list of each outstanding Promissory Note, including the Promissory Notes issued concurrently with the execution of this Agreement in connection with the Second Closing (as defined in the Note Purchase Agreement).

(b)    Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each outstanding Company Stock Option and Company RSU granted under the Company Stock Plan and: (A) the name of the holder of such Company Stock Option or Company RSU; (B) the number of shares of Company Common Stock subject to such outstanding Company Stock Option or award of Company RSUs; (C) the exercise price of such Company Stock Option; (D) the date on which such Company Stock Option or Company RSU was granted; (E) any dollar cap applicable to a Company RSU; and (F) the date on which such Company Stock Option expires. With respect to the Company Stock Options and Company RSUs, the Company has made available to Parent the information necessary to determine the applicable settlement schedule and vesting, repurchase or other lapse of restrictions schedule, and the extent to which such Company Stock Option or Company RSU is vested and, in the case of a Company Stock Option, exercisable as of the date hereof. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. No Company Stock Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the Company as of the date such Company Stock Option was granted, or any feature for the deferral of compensation (other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option). Each Company RSU either falls within an exemption to, or complies with, Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(c)    Section 3.3(c) of the Company Disclosure Schedule sets forth a correct and complete list, in each case as of the date hereof, of (i) the name and jurisdiction of organization of each Subsidiary of the Company, and (ii) the issued and outstanding shares of Company Capital Stock and other Equity Interests of the Company and each of its Subsidiaries and the holders thereof (including the percentage of outstanding Equity Interests of each such Subsidiary owned by the Company, either directly or indirectly through one or more Subsidiaries). No Person (other than the Company) directly or indirectly holds any interests in any of the Company’s Subsidiaries. All outstanding shares of Company Capital Stock and other Equity Interests of the Company and each of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of the Company or such Subsidiary, as applicable), rights of first refusal or similar rights, were not issued in violation of any applicable securities or other Laws, and with respect to the Equity Interests of the Company’s Subsidiaries, are owned free and clear of any Liens other than those imposed under the Company’s or any of its Subsidiaries’ Organizational Documents, as applicable, or applicable securities Laws. No capital contributions for Equity Interests of the Subsidiaries have been repaid to the Company, and there are no obligations to make further contributions. Other than the Company Equity Awards, the Convertible Loan Agreement, the Promissory Notes and as provided for in the Company Charter or the Company Stockholder Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements obligating the Company or any Subsidiary thereof to issue, exchange, transfer, deliver or sell any Equity Interests of the Company or any such Subsidiary, or restricting the transfer of any Equity Interests of the Company or any Subsidiary thereof. Other than the Company Support Agreement and the Company Stockholder Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the other Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of the Company or any of its Subsidiaries are issuable.

(d)    All of the issued and outstanding Equity Interests of the Company and its Subsidiaries have been granted, offered, sold and issued in material compliance with all applicable securities and other Laws. Except as set forth in the Organizational Documents of the Company or its Subsidiaries, as applicable, and the Company Stockholder Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries, and neither the Company nor any Subsidiary thereof has granted any registrations rights to any Person with respect to any Equity Interests of the Company or any of its Subsidiaries.

(e)    Neither the Company nor any of its Subsidiaries owns any shares of common stock or other Equity Interest of any Person (other than the Company or one of its Subsidiaries). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company RSU as a result of the proposed Transactions, and (ii) all outstanding shares of Company Capital Stock and all outstanding Company Stock Option or Company RSU under the Company Stock Plan have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(g)    Except for the shares of the Company Capital Stock, the Company Stock Options or Company RSUs under the Company Stock Plan, the Promissory Notes, the interests under the Convertible Loan Agreement and the rights of the MPS Minority Holders with respect to the Equity Interests of Microvast Power Systems held by them, no Equity Interests of the Company, or options, warrants or other rights to acquire any such Equity Interests of the Company, are authorized or issued and outstanding.

Section 3.4 Financial Statements.

(a)    The Company has previously made available to Parent true, correct and complete copies of the following (collectively, the “Financial Statements”): (i) the Company’s audited consolidated financial statements consisting of the consolidated balance sheets as at December 31, 2019, and December 31, 2018, and the related consolidated statements of operations, statements of comprehensive losses, statements of change in equity and statements of cash flows for each year ended December 31, 2019, and December 31, 2018; and (ii) the Company’s unaudited consolidated balance sheet as at September 30, 2020 (the “Base Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related statement of income and statement of cash flows for the nine months then ended. The Financial Statements (including the notes thereto) (i) have been prepared from the Books and Records of the Company and its Subsidiaries, (ii) subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, applied consistent with past practice, none of which are or would be material, individually or in the aggregate, and except as may be indicated in the notes thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis in accordance with past practices throughout the periods covered thereby, and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates, and for the periods, indicated thereon.

(b)    Neither the Company nor any of its Subsidiaries is liable for or subject to any Liability of a nature that is required by GAAP to be reflected or reserved against in a balance sheet, except for (i) Liabilities reflected on the Base Balance Sheet and not previously paid or discharged, (ii) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP incurred since the Most Recent Balance Sheet Date in the ordinary course of business and (iii) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)    The Company and its Subsidiaries maintain, in all material respects, accurate Books and Records reflecting the assets and Liabilities of the Company and its Subsidiaries and maintain, in all material respects, proper and adequate internal accounting controls that are designed to provide reasonable assurance: (i) that transactions are executed with management’s authorization; (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to Parent a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects in accordance with all applicable Laws. From January 1, 2018 to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has received or otherwise has knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (B) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof, and (C) there have been no material changes in the Company’s or any of its Subsidiaries’ internal control over financial reporting.

(d)    To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(e)    The PCAOB Financial Statements, when delivered by the Company, shall (i) subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, and except as may be indicated in the notes thereto, be prepared in accordance with GAAP applied on a consistent basis in accordance with past practices throughout the periods covered thereby, and (ii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates, and for the periods, indicated thereon.

Section 3.5 Absence of Changes. Since the Most Recent Balance Sheet Date through the date of this Agreement, (a) the Company and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) there has not been any event, act or omission that, if such event, act or omission occurred following the execution of this Agreement, would have resulted in a breach of Section 5.1.

Section 3.6 Real Property.

(a)    Section 3.6(a) of the Company Disclosure Schedule lists each parcel of Company Owned Real Property. The Company or a Subsidiary thereof has good and marketable fee simple title to each such parcel of Company Owned Real Property, free and clear of any and all Liens, except for Permitted Liens. All ongoing construction works at the Company Owned Real Property comply in all material respects with all applicable Laws, the applicable land grant contract, any applicable land transfer contract and other applicable contracts entered into with any Governmental Authorities regarding such Company Owned Real Property.

(b)    Section 3.6(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all Company Leased Real Property (including street address and lessor), including the relevant Real Property Lease and each guaranty, amendment, restatement, modification or supplement to any of the foregoing. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries, as applicable, has a valid leasehold interest to the leasehold estate in the Company Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to the applicable Real Property Lease (subject to Permitted Liens). True, correct and complete copies of each of the Real Property Leases and all guaranties, amendments, restatements, modifications or supplements thereto have been made available to Parent. There are no leases, subleases, concessions or other Contracts granting to any person other than the Company or any of its Subsidiaries the right to use or occupy any real property, and all of the Real Property Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforcement Exceptions, and there is not, under any of such Real Property Leases, any existing material default or event of material default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company, any Subsidiary thereof or, to the Company’s knowledge, any other party thereto, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Company Leased Real Property.

(c)    There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary thereof to use any Company Real Property for the purposes for which it is currently being used, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)    As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to any portion of the Company Real Property, nor has the Company or any of its Subsidiaries received notice of any pending or threatened special assessment proceedings affecting any portion of the Company Real Property.

Section 3.7 Assets. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries, collectively, have good and valid title to, or a valid leasehold interest in, all of the assets owned or leased by, or otherwise used in the business of, the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and such assets are sufficient for the immediate and anticipated future needs of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, and (b) all of the tangible assets owned by the Company and its Subsidiaries have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted.

Section 3.8 Taxes.

(a)    The Company and each of its Subsidiaries: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company and each of its Subsidiaries is otherwise obligated to pay (taking into account any extension of time to pay such Taxes), and no material penalties or charges are due with respect to the late filing of any Tax Return; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding any agreement, contract or arrangement solely between the Company and any of its Subsidiaries), or has any potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)    The Company and each of its Subsidiaries have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(g)    Neither the Company nor any of its Subsidiaries has a request for a material ruling in respect of Taxes pending with any Tax authority.

(h)    The Company has made available to Parent true, correct and complete copies of the final filed U.S. federal income Tax Returns filed by the Company and each of its Subsidiaries for tax years 2016 through 2019.

(i) Neither the Company not any of its Subsidiaries has within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no material Tax liens upon any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(l) Equity interests in the Company are not United States real property interests within the meaning of Section 897(c)(1) of the Code. None of the Company or any of its Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code.

(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the tax treatment as described in Section 1.9 of this Agreement.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Benefit Plans and material Company Benefit Arrangements (including, for the avoidance of doubt, all material Foreign Benefit Plans).

(b) With respect to each material Company Benefit Plan and material Company Benefit Arrangement, the Company has made available to Parent, if applicable, (i) a true and complete copy of the current plan or arrangement document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such plan or arrangement, and (v) any material non-routine correspondence from any Governmental Authority with respect to any plan or arrangement within the past three years with respect to which any material liability remains outstanding. The Company does not have any commitment to modify, change or terminate any Company Benefit Plan and Company Benefit Arrangement, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Each Qualified Plan has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS to the effect that such plan is qualified and the trust related thereto is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, no act or omission in the operation of such plan has occurred that could adversely affect its qualified status.

(d) Each Company Benefit Plan and each Company Benefit Arrangement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA, the Code, the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act. With respect to each Company Benefit Plan and Company Benefit Arrangement: (i) no non-exempt transactions prohibited by Section 4975 of the Code or Section 406 of ERISA have occurred; (ii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (iii) no material actions, suits, claims or disputes are pending, or to knowledge of the Company threatened; (iv) material no audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority; (v) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Company Benefit Plan or Company Benefit Arrangement or any contract or agreement relating thereto as of the Closing Date have been made; and (vi) no act or omission has occurred that has resulted in or would reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(e) Each individual classified as an independent contractor or other non-employee classification by the Company or any of its Subsidiaries has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan and Company Benefit Arrangement, except as would not result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(f) Each Foreign Benefit Plan (i) has been established, operated, maintained and administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and regulations, (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities in all material respects, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) if intended to qualify for special tax treatment, meets in all material respects all the requirements for such treatment.

(g) No Company Benefit Plan is or was within the past six years, and neither the Company nor any of its Subsidiaries has, within six years prior to the date of this Agreement, maintained, sponsored or been required to contribute to, or has any Liabilities under any (i) Pension Plan, (ii) multiple employer plan as described in Section 413(c) of the Code, or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. There are no current or contingent material Liabilities that could reasonably be expected to be imposed upon the Company or any of its Subsidiaries with respect to any Pension Plan maintained by an ERISA Affiliate.

(h) None of the Company Benefit Plans nor Company Benefit Arrangements provides, nor does the Company nor any of its Subsidiaries have or reasonably expect to have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(i) The Company is not and will not be obligated, whether under any Company Benefit Plan, Company Benefit Arrangement or otherwise, to pay separation, severance or termination to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) No Company Benefit Plan or Company Benefit Arrangement contains any provision or is subject to any Law that, as a result of the Transactions or upon related, concurrent, or subsequent employment termination, would require or provide any payment or compensation that would constitute an “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would promise or provide any tax gross ups or tax indemnification under Sections 280G or 409A of the Code.

(l) Each Company Benefit Plan and each Company Benefit Arrangement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 3.10 Labor Matters.

(a) The Company and each of its Subsidiaries is, and since January 1, 2018, has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including all contractual commitments and other Laws relating to discrimination, harassment, disability, labor relations, collective bargaining, hours of work, payment of wages and overtime wages, overtime classification, meal and rest breaks, payment for leave, pay equity, immigration and employment eligibility verification, workers compensation, working conditions, employee scheduling, occupational safety and health, plant closings, family and medical leave, employee whistle-blowing, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, employment practices, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, classification of employees, consultants and independent contractors, unemployment compensation, collection and payment of withholding and/or social security and any similar tax, employee benefits, and employee terminations (collectively, “Employment Matters”).

(b) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under all applicable Laws; (iii) is not delinquent in any payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise repaid; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no, and since January 1, 2018 there have been no, pending or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no, and since January 1, 2018 there have been no, pending or, to the knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. No employees of the Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or any of its Subsidiaries. No labor union, trade union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no union organizing activities with respect to any employees of the Company or any of its Subsidiaries. There has been no actual, or to the knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(f) Neither the Company nor any of its Subsidiaries has otherwise experienced any material employment-related liability with respect to the COVID-19 virus or any mutation thereof. No current or former employee of the Company or any of its Subsidiaries has filed or threatened in writing any Actions against the Company or any of its Subsidiaries related to the COVID-19 virus or any mutation thereof.

Section 3.11 Compliance; Permits.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is conducting, and since January 1, 2018 has conducted, its business and operations in compliance, with all applicable Laws and Material Permits, and neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral communication from any Governmental Authority since January 1, 2018 alleging noncompliance with any applicable Law.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries owns or holds all material Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (the “Material Permits”). Each Material Permit is in full force and effect, and no suspension, revocation or cancellation of any of the Material Permits is pending or, to the Company’s knowledge, threatened. Neither the Company nor any of its Subsidiaries is in material conflict with, or in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or material violation) of, any term, condition or provision of any of its Material Permits.

(c) Since January 1, 2018, (i) there has not been any unauthorized access, unauthorized acquisition, unauthorized disclosure, transfer or export in violation of applicable Laws, or theft of Sensitive Data or other Personal Information from the Company or any of its Subsidiaries that occurred while such Sensitive Data or Personal Information was in the possession or control of the Company or any of its Subsidiaries, and (ii) the Company or any of its Subsidiaries has not been subject to any audits, proceedings or investigations or received any written complaint relating to an improper collection, use, or disclosure of, or a breach in the security of, any such information or data, except in each case, as has not been material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance with all (A) applicable Privacy/Data Security Laws, (B) privacy or other policies and guidelines of the Company and/or any of its Subsidiaries, and (C) applicable Contract requirements, in each case relating to privacy, data security and protection, and the collection, processing and use of Personal Information, except as has not been material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data in the possession or control of the Company or any of its Subsidiaries, including implementing procedures preventing unauthorized access and the introduction of Disabling Devices.

(d) No public or private subsidies granted or paid to the Company or any of its Subsidiaries have been revoked, suspended or cancelled, and neither the Company nor any of its Subsidiaries is in material default or material violation of any term, condition or provision of any such subsidy.

(e) Neither the Company nor any Subsidiary thereof produces, designs, tests, manufactures, fabricates or develops any “critical technologies” as defined at 31 C.F.R. § 800.215 and, accordingly, no filing before the Committee on Foreign Investment in the United States is required pursuant to §800.401.

Section 3.12 Legal Proceedings. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (and no Action has been brought or, to the knowledge of the Company, threatened since January 1, 2018), and no written notice of any Action involving or relating to the Company or any of its Subsidiaries (or any of their respective properties or assets), whether pending or threatened, has been received by the Company or any of its Subsidiaries, in each case, except as has not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There are no Orders pending or outstanding, or rendered by a Governmental Authority since January 1, 2018, against the Company or any of its Subsidiaries (or any of their respective properties or assets) that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.13 Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any of its Subsidiaries is a party (such contracts and agreements as are required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, being the “Material Contracts”).

(i) all Contracts that involved the expenditure or receipt by the Company and its Subsidiaries of more than $1,000,000 in the aggregate during the 12-month period ending on December 31, 2019 or are reasonably expected to involve the expenditure or receipt by the Company and its Subsidiaries of more than $1,000,000 in the aggregate in the 12-month period ending December 31, 2020;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party that are material to the business of the Company;

(iii) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(iv) all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $150,000, (B) consulting agreements pursuant to which an independent contractor who is a natural person is entitled to receive annual payments in excess of $150,000, and (C) severance agreements that provide for mandatory or potential severance payments in excess of $150,000;

(v) all partnership (including strategic partnerships), joint venture or similar Contracts, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) that has been consummated and under which there remains any material obligation or right or that remains in effect but has not yet been consummated, or any other Contract under which the Company or any of its Subsidiaries has any material liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation;

(vi) all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Permits;

(vii) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or to hire or retain any person;

(viii) all Contracts that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company or any of its Subsidiaries or their respective businesses;

(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x)    all Contracts involving use of any Company-Licensed IP required to be listed in Section 3.14(a) of the Company Disclosure Schedule;

(xi) Contracts which have the primary purpose of licensing or granting rights to Company-Owned IP by the Company or any of its Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or one of its Subsidiary’s standard form customer agreements as have been provided to Parent;

(xii)   all Contracts with any Related Party (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) Company Benefit Plans and Company Benefit Arrangements); and

(xiii) all Contracts evidencing indebtedness in excess of $500,000, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement.

(b)    (i) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary and, to the knowledge of the Company, each other party thereto (subject in each case to the Enforcement Exceptions); (ii) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract, is in material violation, material breach or material default under, any Material Contract, and, to the knowledge of the Company, there exists no condition or event which, after notice, lapse of time or both, would constitute any such violation, breach or default or that would result in an early termination thereof or acceleration of obligations on the part of the Company or any of its Subsidiaries; and (iii) neither the Company nor any Subsidiary thereof has received any written or, to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Parent or its legal advisors true and complete copies of all Material Contracts without redaction, including all amendments thereto that are material in nature.

Section 3.14 Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following: (i) registered Intellectual Property rights and applications for registrations of other Intellectual Property rights that are owned or purported to be owned by the Company or any of its Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology or Business Systems of any other Person, that are material to the business of the Company or any of its Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000); and (iii) any Software owned or purported to be owned by the Company or any of its Subsidiaries, that is material to the business of the Company or any of its Subsidiaries as currently conducted and that would have a replacement cost of more than $75,000. The Company IP specified on Section 3.14(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)    Except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business, the Company or one of its Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license or other permission, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)    The Company and each of its Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of the trade secrets and other confidential information in its possession or control. Neither the Company nor any of its Subsidiaries have disclosed any trade secrets or other confidential information that is material to the business of the Company and its Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such confidential information, including such information obtained in the marketing, sale, distribution and maintenance of the Products.

(d)    (i) There have been no material claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any of its Subsidiaries in any forum, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and its Subsidiaries as currently conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons in any material respect; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP in any material respect; and (iv) neither the Company nor any of its Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e)    All current and past founders, officers, management employees, and Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with the Company or one of its Subsidiaries, substantially in the form made available to Parent, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or any of its Subsidiaries and to assign to the Company or one of its Subsidiaries all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or one of its Subsidiaries, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as required by applicable Law.

(f) Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any agreement specified in Section 3.14(a) of the Company Disclosure Schedule.

(g)    The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h)    The Company or one of its Subsidiaries owns, leases, licenses or otherwise has the legal right to use all Business Systems and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole , has procured a sufficient number of licenses (whether based on users, seats or other metrics) as is currently required for the operation of such Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or one of its Subsidiaries as currently conducted by the Company and its Subsidiaries. The Company and each of its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(i) The Company or one of its Subsidiaries has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and its Subsidiaries receive and use such Business Data as of the date hereof.

Section 3.15 Insurance. The Company has made available to Parent each of the material insurance policies under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage. All material insurance policies provide for coverage in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. With respect to each such material insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) all premiums due and payable under all such insurance policy have been timely paid; and (iii) neither the Company nor any of its Subsidiaries is in material violation, breach or default, and no event has occurred which, after notice or the lapse of time or both, would constitute a material violation, breach or default or permit termination, revocation or modification under such policy.

Section 3.16 Environmental Matters. (a) The Company and each of its Subsidiaries is and has since January 1, 2018 (or earlier to the extent not materially resolved) been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”); (b) neither the Company nor any of its Subsidiaries is the subject of any material outstanding Order with any Governmental Authority in respect of any Environmental Laws; (c) no Action is or in the last five years was pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging that the Company or one of its Subsidiaries may be in material violation of or have a material Liability under any Environmental Law or Environmental Permit; (d) there are no and have not been any, Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Company or any of its Subsidiaries, nor has there been any release, discharge or disposal of any Hazardous Materials therefrom, in violation of or which could be the basis of liability or obligation under any Environmental Law; (e) the Company has delivered to Parent true and complete copies of all material environmental Phase I reports commenced or conducted by or on behalf of the Company or any of its Subsidiaries (or by a third party of which the Company or any of its Subsidiaries has knowledge) in relation to the current or prior business of the Company or any of its Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in the possession, custody or control of the Company or any of its Subsidiaries; and (f) to the knowledge of the Company, no events have occurred as a result of which any Environmental Permit may be revoked or suspended (in whole or in part) or any material conditions may be imposed on the Company.

Section 3.17 Product Safety; Product Warranty; Product Liability. Other than for ordinary course warranty claims, neither the Company nor any of its Subsidiaries has received any written notice, demand or inquiry since January 1, 2018 relating to any material claim, duty, fine, damages, penalty, seizure or forfeiture involving any Product resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, any alleged non-compliance with applicable contractual commitments, or any alleged breach of implied warranties or representations. There has been no product recall conducted by the Company or any of its Subsidiaries since January 1, 2018 with respect to any Product.

Section 3.18 Customers and Suppliers.

(a)    Section 3.18(a) of the Company Disclosure Schedule sets forth a list of (i) the 25 largest customers of the Company and its Subsidiaries (by revenue volume) over the last 12-month period ended November 30, 2020 (collectively, the “Material Customers”) and (ii) the 10 largest suppliers of the Company and its Subsidiaries (by expenditure volume) on goods and services over the 12-month period ended November 30, 2020 (collectively, the “Material Suppliers”).

(b)    None of the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that (i) any Material Customer has ceased, or intends to cease after the Closing, to use the goods or services (including any Product) of the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries, and (ii) any Material Supplier has ceased, or intends to cease after the Closing, to supply its goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

Section 3.19 Brokers and Agents. Other than Barclays plc and Houlihan Lokey, Inc., no broker or finder has acted for the Company or any of its Subsidiaries in connection with this Agreement, the Transaction Documents or the Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company or any of its Subsidiaries.

Section 3.20 Certain Business Practices. Since January 1, 2018, none of the Company, any Subsidiary thereof, nor, to the Company’s knowledge, any director, officer, agent or employee, or any other Person acting on behalf, of the Company or any Subsidiary thereof, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Laws; or (c) made any payment in the nature of criminal or commercial bribery.

Section 3.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Subsidiary thereof, to the Company’s knowledge has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary thereof furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary thereof, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 3.13(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Subsidiary thereof, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.21. Neither the Company nor any Subsidiary thereof has, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Subsidiary thereof, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 3.22 No Other Parent or Merger Sub Representations or Warranties. The Company acknowledges and agrees that (a) except for the specific representations and warranties expressly set forth in Article IV (as qualified by the Parent Disclosure Schedule) or expressly set forth in a Transaction Document, none of Parent, Merger Sub nor any of their respective Representatives makes any other representation or warranty, either written or oral, express or implied, with respect to Parent and Merger Sub, any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and (b) each of Parent and Merger Sub disclaims any other representations or warranties, whether made by Parent or Merger Sub or any of their respective Representatives. The Company acknowledges and agrees that except for the specific representations and warranties contained in Article IV (as qualified by the Parent Disclosure Schedule) or expressly set forth in a Transaction Document, each of Parent and Merger Sub hereby disclaims all liability and responsibility for and, other than Fraud Claims, the Company (on behalf of itself and the Company Holders) hereby expressly waives and relinquishes any and all rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company by any Representative of Parent or Merger Sub). Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of, or shall otherwise limit the ability of any Person to bring, a Fraud Claim.

Article IV

Representations And Warranties Of Parent and Merger Sub

Each of Parent and Merger Sub makes the following representations and warranties to the Company as of the date of this Agreement and as of the Closing, except as disclosed by Parent in (i) the written Parent Disclosure Schedule provided to the Company dated the date of this Agreement (the “Parent Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and (ii) the SEC Reports that were available at least one Business Day prior to the date hereof on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are generally cautionary, predictive or forward-looking in nature). The disclosure in any section or subsection of the Parent Disclosure Schedule corresponding to any section or subsection of this Article IV shall qualify other sections and subsections in this Article IV so long as its relevance to such other section or subsection of this Article IV is reasonably and readily clear on the face of the information disclosed therein.

Section 4.1 Due Organization. Parent is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Parent has provided to the Company true and correct copies of the Organizational Documents of Parent and Merger Sub, each as amended to date and as in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of its respective Organizational Documents in any material respect.

Section 4.2 Authorization; No Conflict.

(a)    Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, upon receipt of the Parent Stockholder Approval and the approval of Parent, in its capacity as the sole stockholder of Merger Sub, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Merger Sub, subject only to the receipt of the Parent Stockholder Approval and the approval of Parent, in its capacity as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each such Transaction Document or to consummate the Transactions. This Agreement and each Transaction Document to which Parent or Merger Sub is a party has been (or will as of the Closing be) duly and validly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforcement Exceptions.

(b)    Assuming the Parent Stockholder Approval is obtained and Parent, in its capacity as the sole stockholder of Merger Sub, adopts this Agreement, and except for applicable requirements under the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents by Parent and Merger Sub and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of Parent or Merger Sub; (ii) except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws, state takeover Laws, and Nasdaq, require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected; or (iv) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any properties or assets of Parent or Merger Sub, give any Person the right to declare a default under or require any consent, waiver, approval or authorization under, any Material Parent Contract, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 4.3 Capitalization.

(a)    As of the date of this Agreement (and prior to giving effect to the consummation of the transactions contemplated by the PIPE Financing and any Redemptions, as of the Closing), the authorized capital stock of Parent consists of (i) 65,000,000 shares of Parent Common Stock, of which 35,487,000 shares are issued and outstanding and 28,287,000 shares are issuable pursuant to the Parent Warrants, and (ii) 1,000,000 preferred shares, none of which are outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of Parent), rights of first refusal or similar rights. Parent has issued 28,287,000 warrants (“Parent Warrants”), with each such Parent Warrant entitling the holder thereof to purchase one share of Parent Common Stock. Other than the Parent Warrants, the Merger Consideration, the Promissory Notes Consideration and the PIPE Financing, there are no options, warrants, rights, commitments or agreements obligating Parent to issue, exchange, transfer, deliver or sell additional Equity Interests of Parent. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, the Transaction Documents, the Organizational Documents of Parent, the Warrant Agreement, and the PIPE Financing, no Parent Common Stock or other Equity Interests of Parent are issuable.

(b)    All of the outstanding securities of Parent have been granted, offered, sold and issued in material compliance with all applicable securities Laws. Except as set forth in the Organizational Documents of Parent, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or other Equity Interests or securities of Parent.

(c)    Other than its ownership of Merger Sub, Parent does not own any Equity Interest of any Person. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01, of which 100 are issued and outstanding. All issued and outstanding Equity Interests of Merger Sub are owned by Parent, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights. There are no options, warrants, rights, commitments or agreements by which Merger Sub is bound obligating Merger Sub to issue, exchange, transfer, deliver or sell Equity Interests of Merger Sub. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of Merger Sub are issuable.

(e)    All of the outstanding securities of Merger Sub have been granted, offered, sold and issued in material compliance with all applicable securities Laws.

(f) Merger Sub owns no capital stock, securities convertible into capital stock or any other Equity Interest of any Person. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.4 Merger Sub.

(a)    Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Merger Sub was formed for the purpose of engaging in the Transactions, and Merger Sub has not engaged in any other business or activities.

(c)    At the Effective Time, Merger Sub will not have any assets, liabilities or obligations of any nature or any tax attributes, other than (i) those set forth under its Organizational Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Transaction Documents, and the Transactions.

Section 4.5 Special Purpose Acquisition Company; Absence of Changes. Since the date of its incorporation, (a) except for any actions taken in connection with this Agreement, the Transaction Documents, the Transactions, or the PIPE Financing, Parent has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination, and (b) there has not been any Parent Material Adverse Effect.

Section 4.6 Taxes.

(a)    Parent and Merger Sub: (i) have each filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; (ii) have each paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Parent and Merger Sub is otherwise obligated to pay (taking into account any extension of time to pay such Taxes), and no material penalties or charges are due with respect to the late filing of any Tax Return; (iii) with respect to all material Tax Returns filed by each, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    Neither Parent nor Merger Sub is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding any agreement, contract or arrangement solely between Parent and any of its Subsidiaries), or has any potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)    Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)    Parent and Merger Sub have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e)    Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which Parent was the common parent).

(f) Neither Parent nor Merger Sub has any material liability for the Taxes of any person (other than Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(g)    Neither Parent nor Merger Sub has a request for a material ruling in respect of Taxes pending with any Tax authority.

(h)    Neither Parent nor Merger Sub has within the last two years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no material Tax liens upon any assets of Parent or Merger Sub, except for Permitted Liens.

(k)    Neither Parent nor Merger Sub (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction.

(l) Neither Parent nor Merger Sub has taken or agreed to take any action, and neither intends to or plans to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the tax treatment as described in Section 1.9 of this Agreement.

Section 4.7 Brokers and Agents. Other than Morgan Stanley & Co. LLC, EarlyBirdCapital, Inc. and those Persons set forth on Schedule 4.7 (which Schedule may be amended from time to time between the date of this Agreement and the Closing upon mutual agreement between Parent and the Company), no broker or finder has acted for Parent or Merger Sub in connection with this Agreement, the Transaction Documents, the Transactions, including the PIPE Financing, or Parent’s initial public offering, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Parent, Merger Sub or Parent Sponsor.

Section 4.8 Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or related to any of the Transactions.

Section 4.9 Legal Proceedings. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub (and no Action has been brought or, to Parent’s knowledge, threatened since the date of Parent’s incorporation), and no written notice of any Action involving or relating to Parent or Merger Sub, whether pending or threatened, has been received by Parent or Merger Sub, in each case to the extent such Action would have a Parent Material Adverse Effect. There are no Orders pending now or rendered by a Governmental Authority since the date of Parent’s incorporation against Parent or Merger Sub that would have a Parent Material Adverse Effect.

Section 4.10 Compliance; Permits. Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub is, and since the date of its respective date of incorporation has been, conducting its business and operations, and otherwise is, and has since the date of its respective date of formation been, in compliance with all applicable Laws and material Permits reasonably necessary to lawfully conduct the business of Parent, and Parent has not received any written communication from any Governmental Authority alleging noncompliance in any material respect with any applicable Law or Permit.

Section 4.11 SEC Filings and Parent Financials.

(a)    Parent has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”). Except to the extent available on the SEC’s website through EDGAR, Parent has delivered to the Company copies in the form filed with the SEC of all (i) SEC Reports and (ii) certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the SEC Reports. As of the date hereof, to the knowledge of Parent, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report filed prior to the date hereof.

(b)    The financial statements and notes of Parent contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto, for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and for year-end audit adjustments applied consistent with past practice, none of which are or would be material, individually or in the aggregate).

(c)    Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent has delivered to the Company a true and complete copy of any disclosure by any representative of Parent to Parent’s independent auditors relating to any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)    To the knowledge of Parent, no employee of Parent or the Parent Sponsor has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any officer, employee, contractor, subcontractor or agent of Parent or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(e)    Except as and to the extent reflected or reserved against in the Parent Financials, Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Parent Financials, other than any such Liabilities of the type required be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business.

(f) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent other than advancements of expenses in the ordinary course less than $50,000 individually or $100,000 in the aggregate. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)    Section 4.11(g) of the Parent Disclosure Schedule sets forth Parent’s good faith estimate of Parent Transaction Expenses to be incurred as of the Closing, including reasonable detail separated by service provider. None of the Parent Transaction Expenses are expenses payable or liabilities in respect of or obligations to any member of the Sponsor Group or any of its Affiliates.

Section 4.12 Nasdaq. As of the date of this Agreement, the Parent Public Units, the Parent Common Stock and the Parent Warrants that were included as part of the Parent Public Units (the “Parent Public Warrants”) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “THCBU”, “THCB” and “THCBW”, respectively. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable corporate governance requirements of Nasdaq for continued listing of the Parent Public Units, Parent Common Stock and Parent Public Warrants thereon and there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Public Units, Parent Common Stock or Parent Public Warrants on Nasdaq.

Section 4.13 Board Recommendation.

(a)    The Parent Board has, as of the date of this Agreement, unanimously (i) declared the advisability of this Agreement and the Merger and determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to and in the best interest of the Parent Stockholders, (ii) approved this Agreement, the Merger and the other Transactions and the other Voting Matters in accordance with the DGCL and the Organizational Documents of Parent, (iii) directed that this Agreement and the other Voting Matters be submitted to the Parent Stockholders for adoption and approval, (iv) recommended that the Parent Stockholders adopt and approve this Agreement and approve the other Voting Matters and (v) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account.

(b)    The Merger Sub Board has, as of the date of this Agreement, unanimously (i) declared the advisability of this Agreement and the Merger and determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to and in the best interest of Parent, in its capacity as the sole stockholder of Merger Sub, (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and the Organizational Documents of Merger Sub, (iii) directed that this Agreement be submitted to Parent, in its capacity as the sole stockholder of Merger Sub, for adoption, and (iv) recommended that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement.

Section 4.14 Trust Account. Parent has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of March 5, 2019, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). As of the date of this Agreement, Parent has at least $282,180,000 in the trust account (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s knowledge, the Trustee, enforceable in accordance with its terms, subject to the Enforcement Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (b) entitle any Person (other than (i) the underwriter of Parent’s initial public offering (the “IPO”) and (ii) the Public Stockholders who elect to redeem their shares of Parent Common Stock in accordance with Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to redeem shares of Parent Common Stock from the Public Stockholders pursuant to any Redemptions or as otherwise described in Section 9.2(a). There is no Action pending, or to Parent’s knowledge, threatened with respect to the Trust Account.

Section 4.15 Agreements, Contracts and Commitments.

(a)    The SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is a party (“Material Parent Contracts”).

(b)    Each Material Parent Contract is in full force and effect and, to Parent’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforcement Exceptions. True, correct and complete copies of all Material Parent Contracts are included in the SEC Reports and have been heretofore made available to the Company.

Section 4.16 Property. Neither Parent nor Merger Sub owns or leases any Real Property or any material personal property. There are no options or other Contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in Real Property or material personal property.

Section 4.17 Employee Matters. Other than any former officers or as described in Parent’s SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent does not have any unsatisfied material liability with respect to any employee, officer or director. Parent does not maintain, sponsor or have any liability or potential liability with respect to any Parent Benefit Arrangement or Parent Benefit Plan.

Section 4.18 Due Diligence Investigation.

(a)    Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of assets of the Company and its Subsidiaries, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, Books and Records and other documents and data of the Company and its Subsidiaries for such purpose. Each of Parent and Merger Sub acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the Transaction Documents and to consummate the Transactions, each of Parent and Merger Sub has relied upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) or as expressly set forth in any Transaction Document; and (ii) none of the Company Stockholders, the Company and its Subsidiaries or any other Person has made any representation or warranty as to the Company Stockholders, the Company and its Subsidiaries or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) or as may expressly be set forth in the Transaction Documents. Each of Parent and Merger Sub has entered into the Transactions with the understanding, acknowledgement and agreement that except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company and its Subsidiaries.

(b)    In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, they have received certain projections, including projected statements of operating revenues and income from operations of the business, the Company and its Subsidiaries and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that it is familiar with such uncertainties, and accordingly, that no representation or warranty is made with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

Section 4.19 No Other Company Representations or Warranties. Parent and Merger Sub acknowledge and agree that (a) except for the specific representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) or expressly set forth in a Transaction Document, neither the Company nor any of its Representatives makes any other representation or warranty, either written or oral, express or implied, with respect to the Company and its Subsidiaries, any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and (b) the Company disclaims any other representations or warranties, whether made by the Company or one of its Subsidiaries or any of their respective Representatives. Parent and Merger Sub acknowledge and agree that, except for the specific representations and warranties contained in Article III (as qualified by the Company Disclosure Schedule) or expressly set forth in a Transaction Document, the Company hereby disclaims all liability and responsibility for, and, other than Fraud Claims, Parent and Merger Sub hereby expressly waive and relinquish any and all rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent or its Representatives (including any opinion, information, illustrative or hypothetical example, projection or advice that may have been or may be provided to Parent or its Representatives by any Representative of the Company or one of its Subsidiaries or any information, documents or materials made available to Parent or its Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement). Parent and Merger Sub acknowledge and agree that the Company makes no representations or warranties to Parent regarding (i) merchantability or fitness for any particular purpose or (ii) the future success or profitability of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of, or shall otherwise limit the ability of any Person to bring, a Fraud Claim.

Article V

Pre-Closing Covenants

Section 5.1 Conduct of Business of the Company. Except as (i) set forth in Section 5.1 of the Company Disclosure Schedule, (ii) otherwise expressly contemplated by this Agreement (including consummating the transactions contemplated by the Framework Agreement), (iii) required by applicable Law or a Governmental Authority (including COVID-19 Measures), or (iv) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 hereof (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (x) conduct their respective businesses in the ordinary course of business and in material compliance with applicable Law, and (y) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their respective relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with any such Person. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause its Subsidiaries not to:

(a)    change or amend any of the Organizational Documents of the Company and its Subsidiaries, or authorize or propose the same;

(b)    issue, deliver, transfer, assign or sell, or authorize or propose the issuance, delivery, transfer, assignment or sale of, any Equity Interest or authorize or propose any change in its equity capitalization or capital structure, or enter into any Contract with respect to the voting of Equity Interests of the Company or any of its Subsidiaries;

(c)    authorize the issuance of any other Equity Interest in respect of, in lieu of or in substitution for any of its Equity Interests or other securities or purchase, redeem or otherwise acquire or retire for value any of the Equity Interests of the Company or any of its Subsidiaries, in each case other than the issuance of Company Common Stock in respect of Company Equity Awards granted prior to the date of this Agreement upon proper exercise thereof;

(d)    declare or pay any distribution in respect of the Equity Interests of the Company or any of its Subsidiaries (other than among the Company and its wholly-owned Subsidiaries) or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for any of the Equity Interests or other securities of the Company or any of its Subsidiaries, or reclassify, combine, split, subdivide, purchase, redeem or otherwise acquire or retire for value any of the Equity Interests of the Company or any of its Subsidiaries, in each case other than in respect of Company Equity Awards or pursuant to the Company Stockholder Agreement, the Promissory Notes or the Convertible Loan Agreement;

(e)    (i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of the Company or any Subsidiary thereof or (ii) merge or consolidate, or agree to merge or consolidate, with or into any other Person;

(f) (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000 in the aggregate, (ii) make or agree to make any capital expenditures in excess of $2,500,000 in the aggregate, (iii) make a loan or advance to or investment in any third party, or (iv) incur any indebtedness for borrowed money in excess of $2,500,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(g)    (i) except in the ordinary course of business, enter into any Material Contract or (ii) amend, modify, terminate (excluding any expiration in accordance with its terms) or waive any material right under any Material Contract;

(h)    (i) increase the compensation or benefits payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary, other than (A) health and welfare plan renewals in the ordinary course of business or (B) increases in base salary or wage of employees in the ordinary course of business; (ii) pay or promise to pay any bonus to any such current or former director, officer, employee or consultant of the Company or any Subsidiary, other than the payment of bonuses in the ordinary course of business for a completed fiscal year of the Company; (iii) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any person (other than to fill a vacancy in the ordinary course of business) or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $150,000; or (v) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant whose annual base salary or wage would exceed $150,000;

(i) adopt, amend or terminate any material Company Benefit Plan or material Company Benefit Arrangement except as may be required by applicable Law;

(j) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(k)    enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any Related Party, or waive any material right in connection therewith;

(l) make any change in accounting methods, principles, practices or procedures, except to the extent required to comply with GAAP;

(m) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except as required by applicable Law or in compliance with GAAP;

(n)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(o)    settle, compromise, release or waive its rights under any claim or litigation, other than for (i) cash in an amount less than $250,000, (ii) routine collection and settlement matters, or (iii) in connection with ordinary course commercial matters; provided that no such settlement, compromise, release or waiver shall (i) include any admission of wrongdoing by the Company or any Subsidiary thereof, or (ii) obligate or require the Company or any Subsidiary thereof to take, or refrain from taking, any action; or

(p)    authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.1.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to Parent, directly or indirectly, the right to control or direct the ordinary course operations of the Company or any of its Subsidiaries prior to the Closing. During the Interim Period, the Company shall not hire any executive officer of the Company or any of the Company’s business divisions, or fill any vacancy with respect to any such position, in each case without providing reasonable advance notice thereof to Parent, which notice shall include the resume and proposed title of any such person.

Section 5.2 Conduct of Business of Parent. Except as (i) set forth in Section 5.2 of the Parent Disclosure Schedule, (ii) otherwise expressly contemplated by this Agreement (including consummating the PIPE Financing and the transactions contemplated by the Framework Agreement), (iii) required by applicable Law or a Governmental Authority (including COVID-19 Measures), or (iv) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent shall, and shall cause Merger Sub to, (x) conduct their respective businesses in the ordinary course of business and in material compliance with applicable Law, and (y) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with any such Person. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not and shall cause Merger Sub not to:

(a)    change or amend any of the Organizational Documents of Parent or Merger Sub, or authorize or propose the same;

(b)    other than pursuant to the PIPE Financing, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any Equity Interest or authorize or propose any change in the equity capitalization or capital structure or enter into any Contract with respect to the voting of Equity Interests of Parent;

(c)    declare or pay any distribution in respect of the Equity Interests of Parent or Merger Sub or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the securities of Parent or Merger Sub, or purchase, redeem or otherwise acquire or retire for value any of the securities of Parent or Merger Sub; provided, that this Section 5.2(c) shall not restrict any Redemption;

(d)    (i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of Parent or Merger Sub or (ii) merge or consolidate, or agree to merge or consolidate with or into any other Person;

(e)    (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (ii) make or agree to make any capital expenditures, (iii) make a loan or advance to or investment in any third party, or (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than working capital loans made by Parent Sponsor necessary to finance Parent’s ordinary course administrative costs and expenses and Parent Transaction Expenses;

(f) (i) except in the ordinary course of business, enter into any Material Parent Contract or (ii) amend, modify, terminate (excluding any expiration in accordance with its terms) or waive any material right under any Material Parent Contract;

(g)    hire any new employees, consultants or advisors or enter into any new employment, consulting or advisor agreements;

(h)    enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any Related Party, or waive any material right in connection therewith (other than working capital loans made by Parent Sponsor);

(i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j) make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

(k)    make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except as required by applicable Law or in compliance with GAAP;

(l) amend, waive or otherwise change the Trust Agreement in any manner adverse to Parent; or

(m) authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.2.

Section 5.3 Information.

(a)    During the Interim Period, the Company shall and shall cause its Subsidiaries to, upon reasonable notice and during regular business hours and at Parent’s sole expense, for any purpose reasonably related to this Agreement or Parent’s prospective economic interest in the Company, afford to the authorized Representatives of Parent reasonable access to (i) officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries during regular business hours, (ii) the Books and Records of the Company and its Subsidiaries and (iii) such additional financial and operating data and other information relating to the business and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Company and its Subsidiaries and Parent and its authorized Representatives shall use their respective commercially reasonable efforts to minimize any such disruption; provided, further, that all such access shall be done in compliance with the social distancing and other public health requirements of the Company or its applicable Subsidiary and any Governmental Authorities that are then in effect.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 5.3(a) to provide (i) any information or access that the Company reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege (it being understood that the Parties shall use their commercially reasonable efforts to cause such information and access to be provided in a manner that would not result in such violation), (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective buyers of the Company and its Subsidiaries or the negotiation of this Agreement and the Transaction Documents and the Transactions. Parent shall not contact or communicate with any of the Company’s or any Subsidiaries’ customers, suppliers or employees (other than contact with employees to the extent permitted by this Section 5.3(a)) without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    During the Interim Period, Parent shall and shall cause Merger Sub to, upon reasonable notice and during regular business hours and at the Company’s sole expense, afford to the authorized Representatives of the Company reasonable access to (i) the financial Books and Records of Parent and Merger Sub and (ii) such additional financial and operating data and other information relating to the business and properties of Parent and Merger Sub as the Company may reasonably request; provided, that all such access shall be done in compliance with the social distancing and other public health requirements of Parent and any Governmental Authorities that are then in effect. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall be required pursuant to this Section 5.3(b) to provide (i) any information or access that Parent reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege (it being understood that the Parties shall use their commercially reasonable efforts to cause such information and access to be provided in a manner that would not result in such violation), (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective targets of Parent or Merger Sub or the negotiation of this Agreement and the Transaction Documents and the Transactions.

(c)    Parent acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and that information provided by the Company or any of its Subsidiaries, any Company Stockholder or any Company Stockholder’s Affiliates to Parent pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

Section 5.4 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice (and, in any event, within five Business Days) to the other Parties of any event which would reasonably be expected to cause any of the conditions in Article VII not to be fulfilled or the fulfillment of those conditions being materially delayed. The delivery of any notice pursuant to this Section 5.4 shall in no circumstance be deemed to (a) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice; (b) modify any of the conditions set forth in Article VII; or (c) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document or failure to satisfy any condition set forth in Article VII.

Section 5.5 Cause Conditions to be Satisfied. Subject to Section 5.6, (a) the Company shall, and the Company shall cause its Subsidiaries to, use commercially reasonable efforts to cause each of the conditions set forth in Section 7.1 and Section 7.2 to be satisfied at or prior to the Closing; and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause each of the conditions set forth in Section 7.1 and Section 7.3 to be satisfied at or prior to the Closing.

Section 5.6 Governmental Consents and Filing of Notices.

(a)    As soon as reasonably practicable, but in any event within ten Business Days, following the date of this Agreement, Parent and the Company shall make, or cause to be made, all necessary filings and submissions under the HSR Act. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act by Parent or the Company in connection with the Transactions, (ii) the Parties shall use commercially reasonable efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (A) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (B) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act. Each Party shall promptly notify the other Parties of any written communication made to or received by either Parent and/or the Company (including any of their respective Affiliates), as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

(b)    All filing fees incurred under the HSR Act in connection with the Transactions shall be paid (at the time of filing) 50% by Parent and 50% by the Company, and each Party shall pay its own costs with respect to its preparation of such filings.

(c)    Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to an Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular assets, or categories of assets of the Company, Parent or the Surviving Corporation, including its Affiliates, or (B) the amendment or assignment of existing relationships and contractual rights and obligations of the Company, Parent or the Surviving Corporation, including its Affiliates, and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

Section 5.7 Parent Stockholder Meeting; Merger Sub Approval; Company Stockholder Approval.

(a)    As promptly as reasonably practicable after the date of this Agreement and after receipt of the PCAOB Financial Statements then required to be included in the Proxy Statement, Parent shall, with the assistance, cooperation and commercially reasonable efforts of the Company, prepare and file a proxy statement (as amended, the “Proxy Statement”) for the purpose of (i) providing the Parent Stockholders with the opportunity to redeem their shares of Parent Common Stock as contemplated by Parent’s Organizational Documents, the SEC Reports and the Trust Agreement and (ii) soliciting proxies from the Parent Stockholders to vote, at a meeting of the Parent Stockholders to be called and held for such purpose (the “Parent Stockholder Meeting”), in favor of (A) the adoption and approval of this Agreement, the Transaction Documents and the Transactions (the “Business Combination Proposal”), (B) the issuance of Parent Common Stock issuable pursuant to the PIPE Financing (the “PIPE Issuance Proposal”), (C) the approval of the Equity Incentive Plan in the form attached hereto as Exhibit H (the “Equity Incentive Plan”), (D) the election of the members of the Microvast Holdings Board as of the Closing, (E) the approval of the Microvast Holdings Charter (including the increase in the number of authorized shares of Parent Common Stock) and Microvast Holdings Bylaws (the “Parent Organizational Document Proposal”), (F) any other matters necessary to effect the consummation of the Transactions (clauses (A) through (F) of this Section 5.7(a), collectively, the “Voting Matters”), and (G) the adjournment of the Parent Stockholder Meeting in accordance with Section 5.7(f).

(b)    Parent shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the holding of the Parent Stockholder Meeting and any Redemptions. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Parent Stockholders, an amendment or supplement to the Proxy Statement.

(c)    Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and any exhibits, amendments or supplements thereto (or other related documents), (ii) consider any such comments in good faith, and (iii) not file the Proxy Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence, including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without first permitting the Company and its counsel to review and comment thereon and considering any such comments in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when any stop order relating to the Proxy Statement is issued.

(d)    Parent, with the assistance of the Company, shall use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC as promptly as reasonably practicable. As soon as reasonably practicable following the clearance of the Proxy Statement, Parent shall distribute the Proxy Statement to the Parent Stockholders, and pursuant thereto, shall (i) call the Parent Stockholder Meeting in accordance with applicable Law and Parent’s Organizational Documents on a date as soon as reasonably practicable following the clearance of the Proxy Statement, and (ii) use its commercially reasonable efforts to solicit proxies from the Parent Stockholders to vote in favor of adoption and approval of this Agreement and the other Voting Matters (including by enforcing the Parent Support Agreement). Parent shall appoint an inspector of elections in connection with the Parent Stockholder Meeting and cause such inspector of elections to deliver or cause to be delivered an affidavit or certificate verifying the vote of such Parent Stockholder Meeting to the Trustee in accordance with the terms of the Trust Agreement.

(e)    Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of adoption and approval of this Agreement and the other Voting Matters and shall otherwise use its commercially reasonable efforts to obtain the Parent Stockholder Approval. Neither the Parent Board nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent Board’s recommendation that the Parent Stockholders vote in favor of adoption and approval of this Agreement and the other Voting Matters.

(f) Parent shall be entitled to postpone or adjourn the Parent Stockholder Meeting (i) to ensure that any supplement or amendment to the Proxy Statement that the Parent Board has determined in good faith is required by applicable Law is disclosed to the Public Stockholders and for such supplement or amendment to be promptly disseminated to the Public Stockholders prior to the Parent Stockholder Meeting, (ii) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting or (iii) on no more than three occasions, as reasonably determined to be necessary or desirable by Parent; provided, that in no event shall Parent postpone or adjourn the Parent Stockholder Meeting beyond the date that is ten Business Days prior to the Termination Date without the prior written consent of the Company; provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Parent Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(g)    Parent represents that the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is
“cleared” by the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(h)    The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is “cleared” by the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(i) Merger Sub Approval. Promptly following the execution of this Agreement, Parent shall adopt this Agreement and approve the Merger, as the sole stockholder of Merger Sub.

(j) Company Stockholder Approval. Promptly, and in any event within 24 hours, following the execution of this Agreement, the Company shall obtain the Company Stockholder Approval by irrevocable written consent. Following delivery of such written consent, the Company shall send timely written notice to all Company Stockholders who did not execute such written consent of the action taken by such written consent in compliance with the requirements of the DGCL.

Section 5.8 Disclosure Information.

(a)    During the Interim Period, in connection with the preparation of the Proxy Statement, the Announcement 8-K, the Completion 8-K, the Signing Press Release, the Closing Press Release and any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of Parent, Merger Sub or the Company to any Governmental Authority in connection with the Transactions (each, a “Reviewable Document”), Parent and the Company shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, managers, officers and shareholders (including the directors to be elected to the Microvast Holdings Board pursuant to Section 1.7(c) hereof), assets, Liabilities, condition (financial or otherwise), business, operations and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)    Whenever (i) any event occurs, of which Parent or the Company is or becomes aware, which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (ii) Parent or the Company otherwise discovers that any Reviewable Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, then Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and shall furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

(c)    Subject to the second sentence of this Section 5.8(c), but notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent shall not make any public filing with respect to the Transactions (including the Proxy Statement) without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Parent may make any public filing with respect to the Transactions to the extent required by applicable Law; provided, that the Company shall, to the extent permissible and reasonably practicable, be consulted in order to determine the extent to which any such filing is required by applicable Law.

Section 5.9 Securities Listing. Parent shall use its commercially reasonable efforts to cause (a) shares of Parent Common Stock to be issued in connection with the Merger and the PIPE Financing to be approved for, and (b) the Parent Common Stock to maintain its, listing on Nasdaq as of the Closing.

Section 5.10 No Solicitation.

(a)    For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction (other than the Transactions) concerning the direct or indirect sale or other disposition of (1) 10% or more of the business or assets of the Company and its Subsidiaries, taken as a whole, or (2) any Equity Interests or interests in the profits of the Company or any of its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other Equity Interests, assets, merger, consolidation, issuance of debt securities, joint venture or partnership, or otherwise and (B) with respect to Parent, a transaction (other than the Transactions) concerning a Business Combination.

(b)    During the Interim Period, neither the Company nor Parent shall, and each shall cause its Representatives to not, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or its respective Representatives) in connection with or in response to any Acquisition Proposal (or any inquiry with respect thereto), (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate, approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement or agreement related to any Acquisition Proposal (or any proposal, offer or indication of interest that could reasonably be expected to lead to an Acquisition Proposal), or (vi) amend, release any third Person from, or waive any provision of, any confidentiality or standstill agreement to which such Party is a party, (vii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal.

(c)    Each Party shall notify the others as reasonably promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information, including by providing a copy (if in writing) of any material modifications to the financial or other terms and conditions of any such inquiry, proposal or offer. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal.

(d)    Notwithstanding Section 5.10(b), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.10(e), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within 24 hours) provided to Parent); provided, that the Company shall (i) have complied in all material respects with the notice obligations pursuant to the first sentence of Section 5.10(c) and (ii) promptly provide to Parent any material non-public information that is provided to any such Person which has not previously been provided to Parent.

(e)    Except as set forth in this Section 5.10, neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board recommendation or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the Company Stockholders any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 8.1 to enter into (or permit any of its Subsidiaries to enter into) a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, that prior to taking such action, (A) the Company promptly notifies Parent, in writing, at least three Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing one of its Subsidiaries to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Company Superior Proposal), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, during the Company Notice Period, negotiate with Parent in good faith in respect of adjustments to the terms and conditions of this Agreement such that such proposal would cease to constitute a Company Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Company Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Company Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with its outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Parent during the Company Notice Period to the terms and conditions of this Agreement; and provided, further, that the Company shall have complied in all material respects with its obligations under this Section 5.10(e) and if the Company Board terminates this Agreement pursuant to Section 8.1(j) to enter into a Company Acquisition Agreement, the Company pays to Parent the Termination Fee due under Section 8.3(a).

Section 5.11 Trust Account Disbursement. Parent shall cause the Trustee to disburse all funds held in the Trust Account to Parent (or to such Persons as designated by Parent to pay any amounts contemplated by Section 2.1, Company Transaction Expenses or Parent Transaction Expenses) concurrently with the Closing pursuant to the terms set forth in the Trust Agreement.

Section 5.12 Section 16. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent equity securities, as applicable, in each case, pursuant to this Agreement and the Transaction Documents, by any person owning securities of the Company and its Subsidiaries who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.13 Unpaid Expenses. In connection with the preparation of the Closing Statement, each Party shall submit invoices and wire payment instructions with respect to each Person to whom Company Transaction Expenses or Parent Transaction Expenses are to be paid at Closing, and if Parent Transaction Expenses exceed $46,000,000, then Parent will, in accordance with the Parent Support Agreement, cause Parent Sponsor to either (a) pay to Parent an amount in cash, or (b) agree to forfeit a number of shares of Parent Common Stock, in each case (i) with a value equal to the amount of such excess, and (ii) unless such excess Parent Transaction Expenses have otherwise been approved in writing by the Company in its sole discretion.

Section 5.14 Extension. If the Proxy Statement is not mailed prior to March 22, 2021, then unless otherwise agreed by the Parties, Parent shall prepare and file with the SEC a proxy statement (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purpose of amending Parent’s Organizational Documents and the Trust Agreement, in each case, to extend the time period for Parent to consummate a business combination from April 30, 2021 to July 31, 2021 (the “Extension Proposal”). Parent shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, if any, any solicitation of proxies thereunder, the holding of a meeting of Parent Stockholders to consider and vote on the Extension Proposal (the “Parent Extension Stockholder Meeting”) and the Redemption related thereto. Section 5.7(b)-(f) shall apply mutatis mutandis to the Extension Proxy Statement, Extension Proposal, Parent Extension Approval and Parent Extension Stockholder Meeting, including with respect to the actions to be taken by the Parent Board.

Section 5.15 PIPE Financing. Parent has delivered to the Company copies of all subscription agreements related to the PIPE Financing. Parent shall use its commercially reasonable efforts to consummate the PIPE Financing in accordance with the terms of such subscription agreements; provided that Parent shall not without the prior written consent of the Company amend or waive any provision of any such subscription agreements.

Article VI

Other Covenants

Section 6.1 Further Assurances. From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the Transactions. Following the Closing Date, the Surviving Corporation shall use its commercially reasonable efforts to effect the restructuring transactions contemplated by Section 6.1 of the Company Disclosure Schedule.

Section 6.2 Indemnification, Exculpation and Insurance.

(a)    Parent, from and after the Closing Date through the sixth anniversary of the Closing Date, shall cause (i) the Organizational Documents of Parent and its Subsidiaries (including the Surviving Corporation) to contain provisions no less favorable to the current or former directors, managers, officers or employees of such Person (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of such Person, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b)    Prior to the Closing, the Company may obtain up to six years of “tail” coverage with respect to the Company and its Subsidiaries’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of the Company’s directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by the Companies’ and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date hereof. Prior to the Closing, Parent may obtain up to six years of “tail” coverage with respect to Parent’s directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of Parent’s directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by Parent’s directors’ and officers’ liability insurance policies in effect as of the date hereof. Parent shall maintain and shall cause the Surviving Corporation to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

(c)    The obligations of Parent under this Section 6.2 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.2 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2). The provisions of this Section 6.2 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(d)    In the event Parent or any of its Subsidiaries (including the Surviving Corporation) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent shall use commercially reasonable efforts to ensure that the successors and assigns of Parent or such Subsidiary, as the case may be, shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.2(d), all of the obligations set forth in this Section 6.2.

Section 6.3 Public Announcements. Except as otherwise provided herein or as required by applicable Law, none of the Parties shall make any disclosure or permit any of its respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Parent and the Company in writing, which approval shall not be unreasonably conditioned, withheld or delayed. Parent and the Company have mutually agreed upon and, as promptly as practicable after the execution of this Agreement, shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Parent and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), Parent shall file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Announcement 8-K”). Prior to Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, Parent shall issue the Closing Press Release. Parent and the Company shall cooperate in good faith with respect to the preparation of, and, at least three days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant and the other “Form 10” information required to be included therein (the “Completion 8-K”). Within four Business Days following the Closing, Parent shall file the Completion 8-K with the SEC. Nothing contained in this Section 6.3 shall prevent Parent or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to such Person’s investors and prospective investors.

Section 6.4 Equity Incentive Plan. The Parent Board has approved the Equity Incentive Plan in the form attached hereto as Exhibit G, and, prior to the Closing Date, Parent shall include a proposal in the Proxy Statement to approve the Equity Incentive Plan.

Section 6.5 PCAOB Financial Statements. The Company shall use commercially reasonable efforts to deliver, as soon as reasonably practicable after the date of this Agreement, true and complete copies of (a) the audited consolidated balance sheet of the Company as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an audit report thereon from the auditor and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2020, and the related audited consolidated statements of income and cash flows of the Company for such nine-month period, prepared in accordance with the standards of the PCAOB (collectively, the “PCAOB Financial Statements”).

Article VII

Conditions Precedent

Section 7.1 Conditions Precedent to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to effect the Closing are subject to the satisfaction or waiver (where permissible), at or before the Closing, of the following conditions:

(a)    No Injunctions or Restraints. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions.

(b)    HSR Act Approval. Any waiting period (and any extension thereof) under the HSR Act shall have expired or terminated.

(c)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d)    Parent Stockholder Approval. The Parent Stockholder Approval with respect to the Business Combination Proposal, the PIPE Issuance Proposal and the Parent Organizational Document Proposal shall have been obtained.

(e)    Framework Agreement. The Framework Agreement shall continue to be in full force and effect.

Section 7.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following additional conditions:

(a)    Accuracy of Representations and Warranties. (i) The Company Fundamental Representations (other than Section 3.3(a) and Section 3.3(b) (Capitalization)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); (ii) the representations and warranties set forth in Section 3.3(a) and Section 3.3(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), other than de minimis inaccuracies; and (iii) the representations and warranties made by the Company (other than the Company Fundamental Representations) (in each case, without taking into account any Material Adverse Effect or other materiality qualifications) shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, and Parent shall have received a certificate signed by an officer of the Company, dated as of the Closing Date, to such effect.

(b)    Compliance with Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by the Company prior to the Effective Time, and Parent shall have received a certificate signed by an officer of the Company, dated as of the Closing Date, to such effect.

(c)    Company Deliverables. The Company shall have delivered to Parent the deliverables set forth in Section 1.8(b) required to be delivered by the Company at the Closing.

(d)    Material Adverse Effect. No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing or otherwise not remedied in all material respects, and Parent shall have received a certificate signed by an officer of the Company, dated as of the Closing, to such effect.

Section 7.3 Conditions Precedent to Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction or waiver, at or before the Closing Date, of the following additional conditions:

(a)    Accuracy of Representations and Warranties. (i) The Parent Fundamental Representations shall (other than Section 4.3(a) (Capitalization)) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); (ii) the representations and warranties set forth in Section 4.3(a) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), other than de minimis inaccuracies; and (iii) the representations and warranties made by Parent and Merger Sub (other than the Parent Fundamental Representations (in each case, without taking into account any Parent Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, in which case, as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed by an officer of Parent, dated as of the Closing Date, to such effect.

(b)    Compliance with Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by such Party prior to the Effective Time, and the Company shall have received a certificate signed by an officer of Parent, dated as of the Closing Date, to such effect.

(c)    Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing, and the Company shall have received a certificate signed by an officer of Parent, dated as of the Closing Date, to such effect.

(d)    Nasdaq Listing Requirements. The Parent Common Stock comprising (i) the Merger Consideration to be issued pursuant to this Agreement and (ii) to be issued in connection with the PIPE Financing, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(e)    Appointment to the Board. Effective as of the Closing, the existing directors of Parent, other than those set forth on Section 1.7(c) of the Company Disclosure Schedule, shall have resigned.

(f) Appointment of Officers. Effective as of the Closing, the existing officers of Parent shall have resigned.

(g)    PIPE Financing. All conditions precedent to the funding of the PIPE Financing shall have been fulfilled or waived.

(h)    Other Parent Stockholder Approvals. The Parent Stockholder Approval with respect to the Voting Matters shall have been obtained.

(i) Available Cash. The Available Cash shall be at least equal to $250,000,000.

(j) Parent Deliverables. Parent shall have delivered to the Company the deliverables set forth in Section 1.8(a) required to be delivered by Parent upon the Closing.

Article VIII

Termination

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, solely:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach or violation (or with respect to Parent, Merger Sub’s breach or violation) of any representation, warranty, covenant or obligation under this Agreement has been the principal cause of the failure of a condition set forth in Article VII on or before the Termination Date;

(c) by either Parent or the Company, if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions;

(d) by either Parent or the Company, if the Parent Stockholder Meeting has been held (including any adjournment or postponement thereof permitted by Section 5.7(f)), has concluded, the Parent Stockholders have duly voted, and the Parent Stockholder Approval has not been obtained;

(e) by Parent if the Company shall have failed to deliver the Company Stockholder Approval to Parent within 24 hours after the execution of this Agreement;

(f) by the Company if Parent shall have failed to deliver the consent of Parent, as the sole stockholder of Merger Sub, to the adoption of this Agreement within 24 hours after the execution of this Agreement;

(g) by Parent (if neither it nor Merger Sub is in material breach of its respective representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or (in the case of representations and warranties) inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied (and, if such breach or inaccuracy is curable, such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 Business Days after the delivery by Parent to the Company of written notice thereof);

(h) by the Company (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or (in the case of representations and warranties) inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied (and, if such breach or inaccuracy is curable, such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 Business Days after the delivery by the Company to Parent of written notice thereof);

(i) by Parent if the Company Board or a committee thereof, prior to obtaining the Company Stockholder Approval, shall have made a Company Adverse Recommendation Change; or

(j) by the Company, at any time prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 5.10(e); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 8.3.

Section 8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable terminating Party to the other Parties, which sets forth the provision of Section 8.1 under which such termination is made. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no further force or effect, and no Party (nor any of its Representatives) shall have any liability or obligation hereunder, except (i) the provisions of Article X (Definitions) and the following sections, which shall survive any such termination: Section 5.3(c) (Continued Effect of Confidentiality Agreement), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 9.2 (Trust Account Waiver), and Article XI (General), and (ii) nothing herein shall relieve any Party from liability for a willful and intentional breach of this Agreement or any Transaction Document prior to such termination.

Section 8.3 Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(e) or Section 8.1(g); (B) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company in writing after the date of this Agreement but before the date of such termination, and (C) within six months following the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Company Acquisition Proposal; provided that, for purposes of clauses (B) and (C) of this Section 8.3(a)(i), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 8.1(i) or (B) by the Company pursuant to Section 8.1(j);

then, in any such event under clause (i) or (ii) of this Section 8.3(a), the Company shall pay the Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 8.3(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 8.3(a)(ii)(B), simultaneously with or prior to such termination or (z) in the case of Section 8.3(a)(i), upon consummation of the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. Parent and Merger Sub agree that in the event this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(e) or Section 8.1(g) and the Termination Fee is paid to Parent pursuant to this Section 8.3, (i) the payment of such Termination Fee shall be (whether due to any willful, intentional or unintentional breach or for any other reason) the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub and their respective equityholders and Affiliates against the Company or any of its directors, officers and other Affiliates for, and (ii) in no event will Parent or Merger Sub or any of their respective equityholders or Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Termination Fee in accordance with this Section 8.3, neither the Company nor any of its directors, officers or other Affiliates shall have any further liability or obligation to Parent or Merger Sub or any of their equityholders or Affiliates relating to or arising out of this Agreement or the Transactions.

Article IX

No SURVIVAL; WAIVERS; Guaranty

Section 9.1 No Survival; Waivers.

(a) The representations, warranties, covenants and agreements of the Parties in this Agreement or in any certificate delivered pursuant to this Agreement will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except only for (i) Fraud Claims or (ii) those covenants and agreements contained herein or in any certificate delivered pursuant to this Agreement that by their terms are to be performed in whole or in part after the Closing (collectively, the “Excluded Company Matters”).

(b) Parent, for itself and on behalf of its Subsidiaries and, after the Closing, the Surviving Corporation and its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the Company, the Company Stockholders or any of their respective directors, managers, officers or Affiliates relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded Company Matters. Furthermore, without limiting the generality of this Section 9.1(b), (i) no claim will be brought or maintained by, or on behalf of, Parent, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) against the Company, the Company Stockholders or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for the Excluded Company Matters. Parent acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability set forth in this Section 9.1(b) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than, in each case, the Excluded Company Matters).

(c) The Company, for itself and on behalf of its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of Parent, the Parent Stockholders (including the Parent Sponsor) or any of their respective directors, managers, officers or Affiliates relating to the operation of Parent or Merger Sub or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for (i) Fraud Claims or (ii) those covenants and agreements contained herein or in any Transaction Document that by their terms are to be performed in whole or in part after the Closing (collectively, the “Excluded Parent Matters”). Furthermore, without limiting the generality of this Section 9.1(c), (i) no claim will be brought or maintained by, or on behalf of, the Company or any Company Stockholder or any of their respective Affiliates against Parent, the Parent Stockholders (including the Parent Sponsor) or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Parent or Merger Sub set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for Excluded Parent Matters. The Company acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability under this Section 9.1(c) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than, in each case, the Excluded Parent Matters).

(d) The Parties hereto agree that the limits imposed on each Party’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

Section 9.2 Trust Account Waiver.

(a) The Company understands that Parent has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring substantially simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters) (the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus or as set forth in the Trust Agreement, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem, convert or sell their shares in connection with the consummation of Parent’s initial business combination (as such term is used in the IPO Prospectus) (a “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Parent fails to consummate a Business Combination on or prior to April 30, 2021; (iii) with respect to any interest earned on the amounts held in the Trust Account, to Parent, amounts necessary to pay for any franchise and income taxes; (iv) to acquire a target business in connection with the Business Combination and to pay expenses relating thereto (including a fee payable to EarlyBirdCapital upon consummation of the Business Combination); (v) to repay any operating expenses or finders’ fees incurred prior to the consummation of the Business Combination (to the extent that funds outside of the Trust Account are insufficient to cover such expenses); or (vi) to Parent after or concurrently with the consummation of a Business Combination.

(b) For and in consideration of Parent entering into this Agreement and discussions with the Company regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that:

(i) notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other agreement or matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(ii)   the Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives, including this Agreement or the Transactions, or any other agreement or matter, and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever in connection therewith or in respect thereof (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates);

(iii) the irrevocable waiver set forth in the immediately preceding clause (ii) is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law; and

(iv) to the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(c) Notwithstanding the foregoing, nothing in this Section 9.2 shall waive, limit, amend, alter, change, supersede or otherwise modify the right of the Company or any of its Affiliates to (i) bring any action or actions for specific performance or injunctive and/or equitable relief (including the right of the Company to compel specific performance by Parent and/or Merger Sub of their respective obligations under this Agreement), (ii) bring or seek a claim for damages against Parent and/or Merger Sub, or any of their respective successors or assigns, for any breach of this Agreement against monies or other assets held outside the Trust Account (other than distributions therefrom to the Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a)), or (iii) bring or seek a claim that the Company or its Affiliates may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), but excluding distributions therefrom to the Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a). In the event the Company commences any action or proceeding against or involving the Trust Account in violation of this Section 9.2, Parent shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

Article X

Definitions

Section 10.1 Specific Definitions. Section 10.4 includes cross references for capitalized terms that are not otherwise defined in this Section 10.1.

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

(b) “Action” means a civil, criminal or administrative action, suit, claim, complaint, stipulation, demand, charge, hearing, audit, investigation, request (including request for information), arbitration or proceeding by or before any Governmental Authority.

(c) “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Parent Sponsor shall be deemed to be an Affiliate of Parent prior to (but not following) the Effective Time.

(d) “Available Cash” means, as set forth in the finally-determined Closing Statement, an amount in cash equal to (i) the amount of funds available to Parent, whether in or outside the Trust Account, following payment to any Parent Stockholders who have exercised the Redemption, plus (ii) the gross cash proceeds of the PIPE Financing actually received.

(e) “Benefit Arrangement” means any employee benefit plan, policy, agreement or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including, without limitation, employment agreements (other than offer letters for at-will employment without an obligation for severance) or consulting agreements, severance pay, stay or retention bonuses or compensation, change in control payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, deferred compensation, bonus, equity based compensation, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

(f)   “Benefit Plan” has the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

(g) “Books and Records” means, with respect to any Person, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

(h) “Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any of its Subsidiaries.

(i) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

(j) “Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or one of its Subsidiaries.

(k) “CDH SPV” means Aurora Sheen Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

(l) “Closing Transaction Consideration” means 210,000,000 shares of Parent Common Stock.

(m) “Code” means the United States Internal Revenue Code of 1986, as amended.

(n) “Common Exchange Ratio” means 160.3.

(o) “Company Acquisition Agreement” means any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal.

(p) “Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company or its Subsidiaries.

(q) “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, directors, consultants or service providers of the Company or any of its Subsidiaries.

(r)   “Company Benefit Plan” means any Benefit Plan for which the Company or any of its Subsidiaries is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that the Company or any of its Subsidiaries maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees, directors, consultants or service providers of the Company or any of its Subsidiaries.

(s) “Company Bylaws” means the Second Amended and Restated Bylaws of the Company, dated as of June 15, 2017.

(t) “Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, dated as of January 30, 2019.

(u) “Company Equity Award” means a Company Stock Option or a Company RSU, as the case may be.

(v) “Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Due Organization), Section 3.2(a) (Authorization), Section 3.3 (Capitalization), Section 3.5(b) (Absence of Changes), and Section 3.19 (Brokers and Agents).

(w) “Company Holder” means the Company Stockholders, the Lenders (as that term is defined in the Convertible Loan Agreement) and the MPS Minority Holders.

(x) “Company Investors” means the Investors (as that term is defined in the Company Stockholder Agreement).

(y) “Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

(z) “Company’s knowledge”, “knowledge of the Company” or phrases of similar import mean the actual knowledge, after reasonable inquiry, of each Person named on Section 10.1(z) of the Company Disclosure Schedule.

(aa) “Company Leased Real Property” means all Real Property leased, subleased or licensed by the Company or any of its Subsidiaries.

(bb) “Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise has a right to use.

(cc) “Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries.

(dd) “Company Owned Real Property” means all Real Property owned by the Company or any of its Subsidiaries.

(ee) “Company Real Property” means all Company Owned Real Property and Company Leased Real Property.

(ff) “Company Stock Plan” means the Microvast, Inc. Stock Incentive Plan.

(gg) “Company Stockholder Agreement” means the Fourth Amended and Restated Shareholders Agreement, dated as of November 2, 2018, by and among the Company and the Company Stockholders party thereto.

(hh) “Company Stockholder Approval” means: (i) the adoption of this Agreement by the holders of at least a majority of the issued and outstanding shares of Company Capital Stock, voting together as a single class (with each share of Company Preferred Stock having voting rights on an as-if-converted basis pursuant to the Company Charter); (ii) the approval of this Agreement and the Transactions by the holders of at least 90% of the issued and outstanding shares of Company Series C Preferred Stock, voting together as a single class; (iii) the approval of this Agreement and the Transactions by the holders of at least 90% of the issued and outstanding shares of Company Series D1 Preferred Stock, voting together as a single class; (iv) the prior written consent to this Agreement and the Transactions by each of the Company Investors; and (v) the approval of this Agreement and the Transactions by 67% of the Company Shares (as that term is defined in the Company Stockholder Agreement) held by the Company Investors.

(ii)   “Company Stockholders” means, collectively, the holders of all of the shares of Company Capital Stock.

(jj)   “Company Superior Proposal” means a bona fide, written Company Acquisition Proposal with respect to the Company and its Subsidiaries, not solicited, received, initiated or facilitated in violation of Section 5.10, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the Equity Interests of the Company, in each case, that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Company Superior Proposal pursuant to, and in accordance with, Section 5.10(e).

(kk) “Company Transaction Expenses” means all costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and any related agreements in connection with the Transactions, and the consummation of the Transactions, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company or any of its Subsidiaries, and those success fees due or otherwise earned upon the Closing set forth on Section 10.1(kk) of the Company Disclosure Schedule (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.2).

(ll) “Confidentiality Agreement” means the Confidentiality Agreement dated September 4, 2020 by and between Parent and the Company.

(mm) “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (including any amendments and other modifications thereto).

(nn) “Convertible Loan Agreement” means the Convertible Loan Agreement, dated as of November 2, 2018, by and among Microvast Power Systems, the Company, the lenders named therein, and the other parties thereto, as the same may be amended in accordance with the Framework Agreement.

(oo) “Covered Representations” means the express representations and warranties (i) of the Company, Parent and Merger Sub set forth in Article III or Article IV of this Agreement, respectively, as qualified by the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, or (ii) in any Transaction Document.

(pp) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order promulgated or issued by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

(qq) “Disabling Device” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

(rr) “Earn Out Period” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

(ss) “Earn Out Shares” means 20,000,000 shares of Parent Common Stock.

(tt) “Environmental Law” means any Law in any way relating to (i) the protection of human health and safety, to the extent relating to exposure to Hazardous Materials, (ii) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, buildings, installations, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. Seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. Seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. Seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. Seq., Occupational Safety and Health Act, 29 USC. Section 651 et. Seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. Seq., the Safe Drinking Water Act, 42 USC. Section 300f et. Seq., the Oil Pollution Act of 1990 and analogous state acts.

(uu) “Equity Interest” means, with respect to any Person, (i) any share, restricted share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, restricted stock unit, warrant, purchase right, conversion right, exchange right or other agreement or instrument that would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights), or is exercisable or exchangeable for, or convertible into, any such interest in such Person, or would require such Person to enter into any commitment or agreement containing any such obligation.

(vv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ww) “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code and the regulations issued thereunder and/or Section 4001(b)(i) of ERISA.

(xx) “Exchange Act” means the Securities Exchange Act 1934, as amended.

(yy) “Exchange Agent” means an exchange agent designated by Parent and reasonably satisfactory to the Company, it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties.

(zz) “Foreign Benefit Plan” means any Company Benefit Plans and/or Company Benefit Arrangements that are subject to non-U.S. applicable Laws.

(aaa) “Fraud Claim” means a claim against a Person for fraud, as defined under Delaware law (not including constructive fraud or, for the avoidance of doubt, negligent misrepresentation) of such Person with respect to a Covered Representation when made; provided, that, for the avoidance of doubt, no Person shall be liable for or as a result of any other Person’s fraud.

(bbb) “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, legislative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

(ccc) “Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated under any Environmental Law.

(ddd) “HHEIP SPV” means Riheng HK Limited (香港日衡有限公司), a limited company established and existing under the laws of Hong Kong and an Affiliate of the HHEIP Investor.

(eee) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(fff) “Intellectual Property” means: (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (iv) trade secrets and intellectual property rights in know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (v) Internet domain names and social media accounts; (vi) rights of privacy and publicity and all other intellectual property rights of any kind or description; (vii) all legal rights arising from items (i) through (vi), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

(ggg) “IPO Prospectus” means that certain prospectus filed with the SEC pursuant to Rule 424(b)(4) on March 5, 2019 in connection with the completion of Parent’s IPO.

(hhh) “Key Company Holders” means the Company Investors and the other Company Stockholders named in Section 10.1(hhh) of the Company Disclosure Schedule.

(iii) “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(jjj) “Liability” means any direct or indirect liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(kkk) “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, trust, silent partnership, option, warrant, attachment, right of first refusal, preemption, proxy, voting trust, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(lll) “Material Adverse Effect” means any result, occurrence, circumstance, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other Events, has had or would be reasonably expected to have a material adverse effect on (i) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Company Stockholder to timely consummate the Transactions or to perform its respective obligations hereunder or under the Transaction Documents to which it is a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all other Events) to the extent that it results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change affecting generally the industries or markets in which the Company and its Subsidiaries operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of Governmental Authorities in response thereto, including any COVID-19 Measures; (C) any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group; (D) any change in GAAP (or the interpretation thereof); (E) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof); (F) any failure by the Company to meet any internal or external operating projections or forecasts or revenue or earnings prediction; provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; (G) the taking of any action expressly required by this Agreement; or (H) the public announcement or pendency of this Agreement or any of the Transactions (including but not limited to any impact on the relationships of the Company and its Subsidiaries with customers, vendors, or employees, including voluntary departures of employees as a result of the anticipated Transactions); provided, that in each case under clause (A), (B), (C), (D) or (E) above, such Event does not affect the Company and its Subsidiaries in a disproportionate manner relative to other Persons operating in the industries or markets in which the Company and its Subsidiaries operate.

(mmm) “Merger Consideration” means the total number of shares of Parent Common Stock issued as Closing Transaction Consideration, plus the Earn Out Shares, if any, as and when received.

(nnn) “Microvast Power Systems” means Microvast Power System (Huzhou) Co., Ltd., a Sino-foreign equity joint venture company established and existing under the laws of the People’s Republic of China.

(ooo) “MPS Minority Holders” means the holders, other than the Company, of Equity Securities of Microvast Power Systems, as set forth on Section 3.3(c) of the Company Disclosure Schedules.

(ppp) “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(qqq) “Noteholder” means the Lenders (as that term is defined in the Note Purchase Agreement), in each case in their capacity as such.

(rrr) “Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

(sss)   “Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

(ttt) “ordinary course of business” as used herein means the applicable Person’s ordinary course of business, consistent with past practice.

(uuu) “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, the operating agreement and the certificate of organization of a limited liability company; (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vii) any amendment to any of the foregoing. The “Company’s Organizational Documents” or the “Organizational Documents of the Company” means the Company Charter and the Company Bylaws.

(vvv) “Parent Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by Parent or any of its Subsidiaries thereof or with respect to which Parent or any of its Subsidiaries thereof has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of Parent or any of its Subsidiaries.

(www) “Parent Benefit Plan” means any Benefit Plan for which Parent or any Subsidiary thereof is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that Parent or any Subsidiary thereof maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of Parent or any Subsidiary thereof.

(xxx) “Parent Extension Approval” means the approval of the Extension Proposal at the Parent Extension Stockholder Meeting.

(yyy) “Parent Fundamental Representations” means the representations and warranties set forth Section 4.1 (Due Organization), Section 4.2(a) (Authorization), Section 4.3 (Capitalization) and Section 4.7 (Brokers and Agents).

(zzz) “Parent’s knowledge”, “knowledge of Parent”, “known by Parent” or phrases of similar import mean the actual knowledge, after reasonable inquiry, of each Person named on Section 10.1(zzz) of the Parent Disclosure Schedule.

(aaaa) “Parent Material Adverse Effect” means any Event that, individually or in the aggregate with any other Events, has had or would be reasonably expected to have a material adverse effect on (i) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of Parent, or (ii) the ability of Parent or Merger Sub to timely consummate the Transactions or to perform its respective obligations hereunder or under the Transaction Documents to which it is a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) to the extent that it results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Parent Material Adverse Effect: (A) any change affecting generally the industries or markets in which Parent operates, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of Governmental Authorities in response thereto, including any COVID-19 Measures; (C) any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group; (D) any change in GAAP (or the interpretation thereof); (E) any change in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof); (F) the taking of any action expressly required by this Agreement; (G) the public announcement or pendency of this Agreement or any of the Transactions; or (H) the consummation and effects of any Redemption; provided, that in each case under clause (A), (B), (C), (D) or (E) above, such Event does not affect Parent in a disproportionate manner relative to other Persons operating in the industries or markets in which Parent operates.

(bbbb) “Parent Public Units” means the units issued in the IPO or the overallotment consisting of one share of Parent Common Stock and one Parent Warrant.

(cccc) “Parent Sponsor” means Tuscan Holdings Acquisition LLC, a Delaware limited liability company.

(dddd) “Parent Stockholders” means, collectively, the holders of all of the shares of Parent Common Stock.

(eeee) “Parent Stockholder Approval” means the affirmative vote or written consent of the holders of, (i) with respect to the Business Combination Proposal, including the issuance of shares of Parent Common Stock in connection with the Business Combination Proposal, a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Stockholder Meeting that are present and vote at the Parent Stockholder Meeting, (ii) with respect to the election of each of the directors to the Microvast Holdings Board, a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Stockholder Meeting that are present at the Parent Stockholder Meeting, and (iii) with respect to any other Voting Matters, the minimum vote of the Parent Stockholders that is required by Law, Parent’s Organizational Documents or the rules of Nasdaq.

(ffff) “Parent Transaction Expenses” means (i) all costs and expenses incurred or payable by Parent at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and any related agreements in connection with the Transactions, and the consummation of the Transactions (including the PIPE Financing), including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of Parent, the cost of preparing, filing and mailing the Proxy Statement and the Extension Proxy Statement, if any, and any success fees owed by Parent upon the Closing (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.2), (ii) all deferred costs and expenses incurred by Parent in connection with its initial public offering, and (iii) all other costs and expenses incurred or payable and unpaid by Parent in connection with the operation of Parent through the Effective Time, including all outstanding indebtedness of Parent; provided, however, that the costs related to preparing, filing and mailing the Extension Proxy Statement, if any, shall not be included as Parent Transaction Expenses in the event the PCAOB Financial Statements (other than for the year ended December 31, 2020) are not delivered by the Company by February 12, 2021.

(gggg) “Parent VWAP” means, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of the Parent Common Stock on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

(hhhh) “PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

(iiii)   “Pension Plan” means any Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA (including any Multiemployer Plan).

(jjjj)   “Permit” means, with respect to any Person, any license, accreditation, bond, registration, franchise, permit, easement, variance, consent, approval, right, privilege, certificate or other similar authorization issued, or otherwise granted, by any Governmental Authority or any other Person to which or by which such first Person is subject or bound or to which or by which any property, business, operation or right of such first Person is subject or bound.

(kkkk) “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith and for which adequate reserves have been established, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers under applicable state and federal securities Laws, (v) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Company Real Property which are not violated in any material respect by the current use thereof, (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (vii) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Company Leased Real Property that do not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto.

(llll) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Authority or other entity, enterprise, authority or business organization.

(mmmm) “Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws.

(nnnn) “Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

(oooo) “Product” means any product or service, designed, developed, manufactured, serviced, produced, modified, shipped, marketed, performed, out-licensed, sold, distributed, or other otherwise made available by or on behalf of the Company or any of its Subsidiaries, from which the Company or any of its Subsidiaries has derived previously, is currently deriving or is expected to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any of its Subsidiaries.

(pppp) “Promissory Notes Consideration” means 6,736,111 shares of Parent Common Stock.

(qqqq) “Qualified Plan” means any Company Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code.

(rrrr) “Real Property” means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(ssss) “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

(tttt)   “Redemption” means the election of an eligible Parent Stockholder (as determined in accordance with the Organizational Documents of Parent) to redeem all or a portion of the shares of Parent Common Stock held by such Parent Stockholder in accordance with Parent’s Organizational Documents in connection with the Parent Stockholder Approval or the Parent Extension Approval, if applicable.

(uuuu) “Related Parties” means the Affiliates of the Parties, the executive officers and directors of the Parties and their Affiliates and any immediate family members of any of the foregoing (or any of their respective Affiliates).

(vvvv) “Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective officers and directors (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors, accountants, legal and other agents or legal representatives.

(wwww) “SEC” means the U.S. Securities and Exchange Commission.

(xxxx) “Securities Act” means the Securities Act of 1933, as amended.

(yyyy) “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(zzzz) “Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

(aaaaa) “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

(bbbbb) “Tax” (including with correlative meaning the term “Taxes”) means any and all direct or indirect taxes, charges, fees, duties, contributions, levies, imposts, statutory contributions or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes, obligations to repay state aid or similar assessments imposed by any Governmental Authority, and any interest, fines, penalties or additions to tax imposed with respect to such items.

(ccccc) “Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, election notice, form, claim or other correspondence or communication, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(ddddd) “Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

(eeeee) “Termination Date” means July 31, 2021; provided, however, that if the Parent Extension Approval has not been obtained, the Termination Date shall be May 1, 2021.

(fffff) “Termination Fee” means $63,000,000.

(ggggg) “Trading Day” means any day on which the Parent Common Stock is actually traded on the Trading Market.

(hhhhh) “Trading Market” means Nasdaq or such other stock market on which the Parent Common Stock shall be trading at the time of determination of Parent VWAP.

(iiiii) “Transaction Documents” means each of the agreements and instruments contemplated by this Agreement to be executed on the date hereof or on or prior to the Closing Date by a Company Stockholder, the Company, Parent, Merger Sub and/or any of their respective Affiliates. The Transaction Documents include the Microvast Holdings Charter, the Microvast Holdings Bylaws, the Registration Rights and Lock-Up Agreement, the Microvast Holdings Stockholders Agreement, the Exchange Agent Agreement, the Parent Support Agreement, the Company Support Agreement and all documents and agreements entered into in connection with the PIPE Financing, including the PIPE Subscription Agreements.

(jjjjj) “Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

(kkkkk) “Triggering Event” means that at any time following the Closing but prior to the expiration of the Earn Out Period, the Parent VWAP is greater than or equal to $18.00 over any 20 Trading Days within any 30-consecutive Trading Day period.

(lllll) “Warrant Agreement” means that certain Warrant Agreement, dated as of March 5, 2019, by and between Parent and Continental Stock Transfer & Trust Company.

Section 10.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 10.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections”, “Exhibits”, “Annexes” and “Schedules” shall be deemed to be references to articles and sections of and exhibits, annexes and schedules to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “the date hereof”, “the date of this Agreement”, “the execution of this Agreement” and phrases of similar import when used in this Agreement shall refer to the date set forth on the first page hereof. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Transaction Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person, in whatever form.

Section 10.4 Index of Defined Terms.

Defined Term	Section

Acquisition Proposal	Section 5.10(a)
Agreement	Preamble
Alternative Transaction	Section 5.10(a)
Announcement 8-K	Section 6.3
Base Balance Sheet	Section 3.4(a)
Book-Entry Share	Section 2.1(d)
Business Combination	Section 9.2(a)
Business Combination Proposal	Section 5.7(a)
Cancelled Common Shares	Section 2.1(a)
Cancelled Preferred Shares	Section 2.1(a)
Certificate	Section 2.1(d)
Certificate of Merger	Section 1.3
Change of Control	Section 2.7(b)
Closing Statement	Section 2.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Press Release	Section 6.3
Company	Preamble
Company Adverse Recommendation Change	Section 5.10(e)
Company Board	Recitals
Company Capital Stock	Section 3.3(a)
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Article III
Company Notice Period	Section 5.10(e)
Company Preferred Stock	Section 3.3(a)
Company Related Parties	Section 8.3(b)
Company RSU	Section 2.2(b)
Company Series C Preferred Stock	Section 3.3(a)
Company Series C1 Preferred Stock	Section 3.3(a)
Company Series C2 Preferred Stock	Section 3.3(a)
Company Series D1 Preferred Stock	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Support Agreement	Recitals
Completion 8-K	Section 6.3
control	Section 10.1(c)
controlled by	Section 10.1(c)
D&O Indemnitees	Section 6.2(a)
DGCL	Recitals
Dissenting Shares	Section 2.4
Effective Time	Section 1.3
Employment Matters	Section 3.10(a)

Enforcement Exceptions	Section 3.2(a)
Environmental Permits	Section 3.16
Equity Incentive Plan	Section 5.7(a)
Events	Section 10.1(kkk)
Exchange Agent Agreement	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Excluded Company Matters	Section 9.1(a)
Excluded Parent Matters	Section 9.1(c)
Extension Proposal	Section 5.14
Extension Proxy Statement	Section 5.14
Financial Statements	Section 3.4(a)
Framework Agreement	Recitals
GAAP	Section 3.4(a)
Interim Period	Section 5.1
IPO	Section 4.14
IRS	Section 3.9(b)
Material Contracts	Section 3.13(a)
Material Customers	Section 3.18(a)
Material Parent Contracts	Section 4.15(a)
Material Permits	Section 3.11(b)
Material Suppliers	Section 3.18(a)
Merger	Recitals
Merger Consideration Allocation Schedule	Section 2.6(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 2.1(e)
Microvast Holdings Board	Section 1.7(c)
Microvast Holdings Bylaws	Recitals
Microvast Holdings Charter	Recitals
Microvast Holdings Stockholders Agreement	Section 1.8(a)(ii)
Most Recent Balance Sheet Date	Section 3.4(a)
MPS Investor Subsidiary	Recitals
Note Purchase Agreement	Section 2.1(c)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article IV
Parent Extension Stockholder Meeting	Section 5.14(a)
Parent Financials	Section 4.11(b)
Parent Organizational Document Proposal	Section 5.7(a)
Parent Public Warrants	Section 4.12
Parent Support Agreement	Recitals
Parent Stockholder Meeting	Section 5.7(a)
Parent Warrants	Section 4.3(a)
Parties	Preamble
Party	Preamble

PCAOB Financial Statements	Section 6.5
PIPE Financing	Recitals
PIPE Issuance Proposal	Section 5.7(a)
PIPE Subscription Agreements	Recitals
Promissory Notes	Section 2.1(c)
Proxy Statement	Section 5.7(a)
Public Certifications	Section 4.11(a)
Public Stockholders	Section 9.2(a)
Registration Rights and Lock-Up Agreement	Section 1.8(a)(i)
Released Claims	Section 9.2(b)(i)
Replacement Option	Section 2.2(a)
Replacement RSU	Section 2.2(b)
Reviewable Document	Section 5.8(a)
SEC Reports	Section 4.11(a)
Signing Press Release	Section 6.3
Sponsor Group	Recitals
Surviving Corporation	Recitals
Transactions	Recitals
Trust Account	Section 4.14
Trust Agreement	Section 4.14
Trustee	Section 4.14
under common control with	Section 10.1(c)
Voting Matters	Section 5.7(a)

Article XI

General

Section 11.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Parent or Merger Sub prior to the Closing:

Tuscan Holdings Corp.

135 E. 57th Street, 18th Floor

New York NY 10022

Attention: Stephen A. Vogel

Telephone: (646) 948-7100

With a required copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: AnnexA@gtlaw.com

If to the Company prior to the Closing:

Microvast, Inc.
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention: Yang Wu
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201
Attention: Paul Strecker

Alain Dermarkar
Email: Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

If to Parent or the Surviving Corporation after Closing:

Microvast Holdings, Inc.
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention: Yang Wu
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201
Attention: Paul Strecker

Alain Dermarkar
Email: Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

Section 11.2 Entire Agreement. This Agreement (which includes the Company Disclosure Schedule, the Parent Disclosure Schedule, the other schedules hereto and the exhibits hereto), the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Company Disclosure Schedule, the Parent Disclosure Schedule, the other schedules hereto and the exhibits hereto is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Company Disclosure Schedule, the Parent Disclosure Schedule or any schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

Section 11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.5 Expenses and Fees. Except as otherwise specifically provided for herein, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.

Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 11.7 Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the Parties (a) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party hereto may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. To the FULLEST extent permitted by applicable law, each Party hereby irrevocably and unconditionally waives all rights to trial by jury in any action OR proceeding contemplated hereby. Each of the Parties (i) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.7.

Section 11.8 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by such Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement and the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement or the Transaction Documents and to enforce specifically the terms and provisions of this Agreement or the Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction.

Section 11.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 11.10 Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be enforceable against such Party only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.11 Absence of Third Party Beneficiary Rights. Except for Section 6.2 and Article IX, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any Person other than the Parties (including any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party).

Section 11.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

Section 11.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statement made by any other Party as to such tax consequences.

Section 11.14 Waiver of Conflicts.

(a) The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Shearman & Sterling LLP may serve as counsel to the Company Stockholders and their Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Shearman & Sterling LLP prior to the Closing Date of the Company. The Parties hereby (i) waive any claim they have or may have that Shearman & Sterling LLP has a conflict of interest or is otherwise prohibited from engaging in such representation as a result of its representation of the Company prior to the Closing and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and any of the Company Stockholders or any of their respective Affiliates, on the other hand, Shearman & Sterling LLP may represent the Company Stockholders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub or the Company (or the Surviving Corporation) and even though Shearman & Sterling LLP has represented the Company in connection with matters related to this Agreement and the Transactions. The Parties also further agree that, as to all communications prior to the Closing among Shearman & Sterling LLP and the Company, the Company Stockholders or the Company Stockholders’ Affiliates and Representatives, to the extent related to the Transactions, the attorney-client privilege and the expectation of client confidence belong to the Company Stockholders and may be controlled by the Company Stockholders and shall not pass to or be claimed by Parent, Merger Sub or the Company (or the Surviving Corporation). Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate thereof) after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Shearman & Sterling LLP to such third party; provided, that neither the Surviving Corporation nor any Company Stockholder (or Affiliate or Representative thereof) may waive such privilege without the prior written consent of the Company.

(b) The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Greenberg Traurig, P.A. (or any Affiliate thereof) may serve as counsel to Parent Sponsor, the Surviving Corporation and their respective Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Greenberg Traurig, P.A. prior to the Closing Date of Parent. The Parties hereby (i) waive any claim they have or may have that Greenberg Traurig, P.A. (or any Affiliate thereof) has a conflict of interest or is otherwise prohibited from engaging in such representation as a result of its representation of Parent Sponsor, Parent or Merger Sub prior to the Closing, and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and Parent Sponsor or any of its Affiliates, on the other hand, Greenberg Traurig, P.A. (or an Affiliate thereof) may represent Parent Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub or the Company (or the Surviving Corporation) and even though Greenberg Traurig, P.A. may have represented the Company in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Greenberg Traurig, P.A. and Parent, Parent Sponsor or Parent Sponsor’s Affiliates and Representatives that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to Parent Sponsor and may be controlled by Parent Sponsor and shall not pass to or be claimed by Parent, Merger Sub or the Company (or the Surviving Corporation). Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate thereof) after the Closing, Parent may assert the attorney-client privilege to prevent disclosure of confidential communications by Greenberg Traurig, P.A. to such third party; provided, that Parent may not waive such privilege without the prior written consent of Parent Sponsor.

Section 11.15 Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 11.16 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party or Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Transfer Taxes, Fees and Stamp Duties. Except as otherwise provided for in this Agreement and the Transaction Documents, the Surviving Corporation shall bear all stamp duties and transfer Taxes and any fees of courts or Governmental Authorities or regulatory authorities with respect to notifications, filings or regulatory proceedings arising in respect of the occurrence of the Transactions pursuant to this Agreement and the Transaction Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

PARENT:

TUSCAN HOLDINGS CORP.

By:	/s/ Stephen A. Vogel
	Name:	Stephen A. Vogel
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

MERGER SUB:

TSCN MERGER SUB INC.

By:	/s/ Stephen A. Vogel
	Name:	Stephen A. Vogel
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

COMPANY:

MICROVAST, INC.

By:	/s/ Yang Wu
	Name:	Yang Wu
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF MICROVAST HOLDINGS CHARTER

A-1

EXHIBIT B

FORM OF MICROVAST HOLDINGS BYLAWS

B-1

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

C-1

EXHIBIT D

DIRECTORS OF PARENT AND THE SURVIVING CORPORATION

Directors of Parent

1.	Yang Wu
2.	Yanzhuan Zheng
3.	Dr. Stanley Whittingham
4.	Arthur Wong
5.	Craig Webster
6.	Stephen Vogel
7.	Ying Wei

Directors of Surviving Corporation

1.	Yang Wu
2.	Yanzhuan Zheng

D-1

EXHIBIT E

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

REGISTRATION RIGHTS AGREEMENT AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made as of [●], 2021, by and among (a) Microvast Holdings, Inc., a Delaware corporation (formerly known as Tuscan Holdings Corp.) (“Parent”), (b) each of the parties listed on Schedule 1 hereto (each, a “Microvast Equity Holder” and collectively, the “Microvast Equity Holders”), (c) the CL Holders (as defined below), (d) Tuscan Holdings Acquisition LLC, Stefan M. Selig, Richard O. Rieger and Amy Butte (each, a “Founder” and collectively, the “Founders”), and (e) EarlyBirdCapital, Inc. (“EarlyBirdCapital”). The Microvast Equity Holders, the CL Holders, the Founders, EarlyBirdCapital and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement are each referred to herein as an “Investor” and collectively as the “Investors”.

RECITALS

WHEREAS, Parent completed its initial public offering of units (“Units”) on March 7, 2019 (the “IPO”), with each Unit consisting of one share of common stock, par value $0.0001 per share, of Parent (the “Common Stock”) and one redeemable warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share (“Warrant”);

WHEREAS, Parent has entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), with TSCN Merger Sub Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (together with any successor thereto upon the consummation of the Merger (as defined below), “Microvast Opco”), pursuant to which Merger Sub merged with and into Microvast Opco (the “Merger”) with Microvast Opco surviving the Merger;

WHEREAS, in connection with the Merger, among other things, Parent changed its name from “Tuscan Holdings Corp.” to “Microvast Holdings, Inc.”;

WHEREAS, pursuant to the Merger Agreement, at the Closing, the Microvast Equity Holders received shares of Common Stock and are entitled to receive their pro rata share, if any, of the Earn Out Shares (collectively, “Merger Shares”);

WHEREAS, Parent has entered into that certain Framework Agreement, dated as of February 1, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Framework Agreement”), with Parent, Microvast Opco, the CL Holders and the other parties party thereto, pursuant to which at the Closing, each of Aurora Sheen Limited, a limited liability company established and existing under the laws of the British Virgin Islands and an Affiliate of the CDH Investors (“CDH SPV”), and Riheng HK Limited (香港日衡有限公司), a limited company established and existing under the laws of Hong Kong and an Affiliate of HHEIP (collectively, the “CL SPVs”) has subscribed for shares of Common Stock and are entitled to receive their pro rata share, if any, of the Earn Out Shares (collectively, the “CL Shares”);

WHEREAS, immediately prior to the Closing of the Merger, (a) the Founders collectively owned 6,840,000 founders’ shares of Common Stock (the “Founders’ Shares”), (b) EarlyBirdCapital owned 300,000 representative shares of Common Stock (“Representative Shares”) and 128,411 Private Units and (c) the Founders owned 558,589 Private Units;

WHEREAS, the Founders’ Shares are held in escrow with Continental Stock Transfer & Trust Company (the “Escrow Agent”) pursuant to a Stock Escrow Agreement dated March 5, 2019, as amended on [•], 2021 (the “Escrow Agreement”);

WHEREAS, at the closing of the Merger, Parent may issue up to an additional 150,000 Units to the Founders (“Conversion Units”) in exchange for up to $1,500,000 of convertible notes held by the Founders;

WHEREAS, in connection with the IPO, Parent, the Founders and EarlyBirdCapital entered into that certain Registration Rights Agreement, dated as of March 5, 2019 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with this Agreement;

WHEREAS, in connection with the Merger, Parent and the Investors wish to set forth certain understandings between such parties, including with respect to certain rights and obligations associated with the Registrable Securities (as defined below); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Parent, after consultation with outside counsel to Parent, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) Parent has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in Section 2.5(a).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which the banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“CDH Investors” means Ningbo Yuxiang Investment Partnership (Limited Partnership) (宁波昱享投资合伙企业(有限合伙)), a limited partnership established and existing under the laws of the PRC, and Ningbo Dinghui Jiaxuan Investment Partnership (Limited Partnership) (宁波鼎晖嘉暄投资合伙企业(有限合伙)), a limited partnership established and existing under the laws of the PRC.

“CDH SPV” shall have the meaning given in the Recitals.

“CL Holders” means the CDH Investors, the CL SPVs and HHEIP.

“CL Shares” shall have the meaning given in the Recitals.

“CL SPVs” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals.

“Company Sale” shall mean the date on which Parent completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock VWAP” means the daily volume weighted average price (based on such Trading Day) of the Common Stock on the Nasdaq Capital Market (or such other stock market on which the Common Stock shall be trading at the time of such determination), as reported by Bloomberg Financial L.P. using the AQR function.

“Controlled Entity” means, as to any Person, (a) any corporation more than 50% of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner, general partner or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold partnership interests representing at least 50% of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager, managing member or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Conversion Units” shall have the meaning given in the Recitals.

“Demand Registration” shall have the meaning given in Section 2.2(d).

“Demanding Holder” shall mean, as applicable, (a) the applicable Investors making a written demand for an Underwritten Offering of Registrable Securities pursuant to Section 2.2 or (b) the applicable Investors making a written demand for a Block Trade pursuant to Section 2.6.

“EarlyBirdCapital” shall have the meaning given in the Preamble.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Escrow Agent” shall have the meaning given in the Recitals.

“Escrow Agreement” shall have the meaning given in the Recitals.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Form S-3” shall have the meaning given in Section 2.4.

“Founders’ Shares” shall have the meaning given in the Recitals.

“Framework Agreement” shall have the meaning given in the Recitals.

“HHEIP” means Hangzhou Heyu Equity Investment Partnership (Limited Partnership) (杭州核煜股权投资合伙企业（有限合伙)), a limited partnership established and existing under the laws of the PRC.

“IFC” means International Finance Corporation.

“Immediate Family Members” means, with respect to any Person, such Person’s spouse, ancestors (whether by blood, marriage or adoption), descendants (whether by blood, marriage or adoption, and including spouses of such descendants), brothers and sisters (whether by blood, marriage or adoption) and any inter vivos or testamentary trusts of which the sole beneficiaries are such Person or any of the foregoing Persons.

“Initial Shelf” shall have the meaning given in Section 2.1.1

“IPO” shall have the meaning given in the Recitals.

“Lock-Up Periods” means the Other Holder Lock-Up Period, Yang Wu Lock-Up Period and the transfer restrictions contained in the Amended Escrow Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Merger” shall have the meaning given in the Recitals.

“Merger Agreement” shall have the meaning given in the Recitals.

“Merger Shares” shall have the meaning given in the Recitals.

“Merger Sub” shall have the meaning given in the Recitals.

“Microvast Equity Holder” shall have the meaning given in the Preamble.

“Microvast Lock-Up Holders” shall mean the Microvast Equity Holders other than Mr. Wu.

“Microvast Opco” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notice” shall have the meaning given in the Section 6.1.

[1]	Note that Investor was deleted as it is included in the Preamble.

“Other Holder Lock-Up Period” means none of the Microvast Lock-Up Holders or CL Holders may Transfer any Common Stock to any Person other than a Permitted Transferee; provided, that a Microvast Lock-Up Holder or a CL Holder may Transfer all of his, her or its shares of Common Stock (including shares of Common Stock issued pursuant to any Warrant) on or after the date that is the six-month anniversary of this Agreement. Notwithstanding the foregoing, a Microvast Lock-Up Holder or a CL Holder may Transfer any or all of his, her or its shares of Common Stock in connection with a Company Sale.

“Permitted Transferee” means, with respect to an Investor: (a) any Immediate Family Member of such Investor, (b) any Affiliate of such Investor, or (c) any Controlled Entity of such Investor.

“Piggyback Registration” shall have the meaning given in Section 2.3(a).

“Private Units” means the units acquired in private placements that closed simultaneously with the closing of the IPO and the closing of the underwriter’s over-allotment option.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Qualifying Registration Event” means an underwritten public offering of shares of Common Stock (or any shares into which the Common Stock is reclassified or for which the Common Stock is converted, substituted or exchanged) for cash pursuant to a registration statement or registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act with aggregate gross proceeds of at least $50,000,000.00.

“Registrable Securities” means (a) the Founders’ Shares, (b) the Representative Shares, (c) the Merger Shares issued or issuable to Microvast Equity Holders pursuant to the Merger Agreement, (d) the CL Shares issued or issuable to the CL Holders pursuant to the Framework Agreement, (e) the Private Units (including the Common Stock, the warrants and the Common Stock issuable upon the exercise of the warrants included in the Private Units), the Conversion Units (including the Common Stock, the warrants and the Common Stock issuable upon the exercise of the warrants included in the Conversion Units) and (f) any other equity securities of Parent issued or issuable to any Investor with respect to any such shares of Common Stock referred to in clauses (a)-(f) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such Registrable Securities shall have been otherwise transferred to a party unaffiliated with the transferor, new certificates for such Registrable Securities not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of such Registrable Securities shall not require registration under the Securities Act; (iii) such Registrable Securities shall have ceased to be outstanding; (iv) such Registrable Securities are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 of the Securities Act, provided that this clause (iv) shall not apply with respect to Merger Shares held by a Microvast Equity Holder where such Merger Shares represent more than one percent of the then outstanding shares of Common Stock or (v) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration of any Registrable Securities effected by preparing and filing a registration statement or similar document with the Commission in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Stock is then listed);

(b) fees and expenses of compliance with securities or Blue Sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with Blue Sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for Parent;

(e) reasonable fees and disbursements of all independent registered public accountants of Parent incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities of the Investors in connection with any Registration.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, any amendments (including post-effective amendments) and supplements to such registration statement, all exhibits to such registration statement and all material incorporated by reference in such registration statement.

“Replacement S-3 Shelf” shall have the meaning given in Section 2.1.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors and officers (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors, accountants, legal and other agents or legal representatives.

“Representative Shares” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933.

“Suspension Notice” shall have the meaning given in Section 3.4(b).

“Suspension Period” shall have the meaning given in Section 3.4(b).

“Trading Day” means any day on which the Common Stock is actually traded on the Nasdaq Capital Market (or such other stock market on which the Common Stock shall be trading).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Underwriter” means any securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means an offering in which securities of Parent are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Unit” shall have the meaning given in the Recitals.

“Warrant” shall have the meaning given in the Recitals.

“Yang Wu Lock-Up Period” Yang Wu may not Transfer any Common Stock to any Person other than a Permitted Transferee; provided, that Yang Wu may Transfer (a) up to 25% of his shares of Common Stock upon the earlier of (i) the date the Common Stock VWAP equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) over any 20 Trading Days in a 30-consecutive Trading Day period subsequent to the date of this Agreement and (ii) the 12-month anniversary of this Agreement and (b) all of his Common Stock on or after the date that is the two-year anniversary of this Agreement. Notwithstanding the foregoing, Yang Wu may Transfer any or all of his shares of Common Stock in connection with a Company Sale.

Article II
REGISTRATIONS

Section 2.1 Registration Statement. Parent shall, as soon as practicable after the Closing Date, but in any event within 30 days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 of the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) 60 days (or 90 days if the Commission notifies Parent that it will “review” the Registration Statement) after the Closing Date and (b) the fifth Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 of the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. If the initial Registration Statement (the “Initial Shelf”) filed by Parent pursuant to this Section 2.1 is on Form S-1, upon Parent becoming eligible to register the Registrable Securities for resale by the Investors on Form S-3, Parent shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf (the “Replacement S-3 Shelf”) and cause the Replacement S-3 Shelf to be declared effective as soon as practicable thereafter. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. Parent shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Investors until all such Registrable Securities have ceased to be Registrable Securities. If at any time a Registration Statement filed pursuant to this Section 2.1 is not effective or is not otherwise available for the resale of all the Registrable Securities held by the Investors, Investor(s) may demand registration under the Securities Act of all or part of their Registrable Securities at any time and from time to time, and Parent shall use its reasonable best efforts to file with the Commission following receipt of any such demand one or more Registration Statements with respect to all such Registrable Securities and to cause such Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three Business Days of such date, Parent shall notify the Investors of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 2.2 Underwritten Offering.

(a) In the event that any Investor elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then Parent shall, upon the written demand of one or more Demanding Holders, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by Parent that is reasonably acceptable to the Demanding Holders, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, Parent shall give prompt written notice to each other Investor regarding such proposed Underwritten Offering, and such notice shall offer such Investors the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Investor may request. Each such Investor shall make such request in writing to Parent within five Business Days after the receipt of any such notice from Parent, which request shall specify the number of Registrable Securities intended to be disposed of by such Investor. Each Investor proposing to distribute its Registrable Securities through an Underwritten Offering pursuant to this Section 2.2 shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises Parent and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Common Stock or other equity securities that Parent or any other Investor desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors (pro rata, based on the respective number of Registrable Securities that each such Investor has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), the shares of Common Stock held by persons or entities that Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), clause (ii), or clause (iii), shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.2, unless (i) such Demanding Holder reimburses Parent for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering) or (ii) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d).

(d) Under no circumstances shall Parent be obligated to effect more three Registrations pursuant to a request by a Demanding Holder under Section 2.2 hereof (each a “Demand Registration”), with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration have been sold pursuant to such Registration Statement. Each Demand Registration requested by a Demanding Holder for purposes of this Agreement must represent a Qualifying Registration Event.

Section 2.3 Piggyback Registration.

(a) If at any time Parent proposes to file a Registration Statement under the Securities Act with respect to equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Parent (or by Parent and by the stockholders of Parent including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Parent’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Parent, (iv) for a dividend reinvestment plan or (v) on Form S-4, then Parent shall give written notice of such proposed filing to all of the Investors of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Investors the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Investors within three Business Days after the delivery of any such notice by Parent) (such Registration a “Piggyback Registration”); provided, however, that if Parent has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Investors will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), Parent shall not be required to offer such opportunity to the Investors or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Investors shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), Parent shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Investors pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from an Investor is received within the specified time, each such Investor shall have no further right to participate in such Underwritten Offering. All such Investors proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Parent.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Parent and the Investors of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that Parent desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Investors of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Parent, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for Parent’s account, Parent shall include in any such Registration (A) first, shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Investors exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Investor has requested be included in such Registration; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Investors, then Parent shall include in any such Registration (A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Investors of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Investors exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Investor has requested be included in such Registration; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that Parent is obligated to register pursuant to separate written contractual piggy-back registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Investor that indicated an intention to sell Registrable Securities under this Section 2.3 shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. Parent (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 shall not be counted as a Registration effected under Section 2.2.

Section 2.4 Registrations on Form S-3. The holders of Registrable Securities may at any time, and from time to time, request in writing that Parent, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that Parent shall not be obligated to effect such request through an Underwritten Offering. Within five days of Parent’s receipt of a written request from a holder of Registrable Securities for a Registration on Form S-3, Parent shall promptly give written notice of the proposed Registration on Form S-3 to all other holders of Registrable Securities, and each holder of Registrable Securities who thereafter wishes to include all or a portion of such holder’s Registrable Securities in such Registration on Form S-3 shall so notify Parent, in writing, within ten days after the receipt by the Investor of the notice from Parent. As soon as practicable thereafter, but not more than 20 days after Parent’s initial receipt of such written request for a Registration on Form S-3, Parent shall register all or such portion of such Investor’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Investor or Investors joining in such request as are specified in the written notification given by such Investor or Investors; provided, however, that Parent shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering or (ii) the Investors of Registrable Securities, together with the Investors of any other equity securities of Parent entitled to inclusion in such Registration, propose to sell Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $15,000,000.

Section 2.5 Block Trades.

(a) Notwithstanding any other provision of this Section 2.5, but subject to Section 3.4, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (i) $20,000,000 or (ii) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify Parent of the Block Trade at least five business days prior to the day such offering is to commence and Parent shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with Parent and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a withdrawal notice to Parent and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

Article III
PARENT PROCEDURES

Section 3.1 General Procedures. Parent shall use its reasonable best efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Parent shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Investors of Registrable Securities included in such Registration, and to one legal counsel selected by the Investors, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Investors of Registrable Securities included in such Registration or the legal counsel selected by such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors;

(d) prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Parent shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each holder registering shares for sale in the Registration Statement within two Business Days: (i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising the holder of such events, provide the holder with any material, nonpublic information regarding Parent other than to the extent that providing notice to the holder of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding Parent;

(h) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(i) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(j) notify the Investors at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(k) permit a Representative of the Investors or of any Underwriter, if any, to participate, at each such person’s own expense (except to the extent any expenses of an Investor’s Representative constitute Registration Expenses), in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such Representative in connection with the Registration; provided, however, that if any such Representative is not otherwise subject to confidentiality obligations, such Representative will enter into a confidentiality agreement, if requested by Parent, in form and substance reasonably satisfactory to Parent, prior to the release or disclosure of any such information;

(l) obtain a “cold comfort” letter from Parent’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(m) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing Parent for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(n) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by Parent with the managing Underwriter of such offering;

(o) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least 12 months beginning with the first day of Parent’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(p) if the Registration involves an Underwritten Offering, use its reasonable efforts to make available senior executives of Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

(q) at its sole expense, upon appropriate notice from the Investor stating that Shares have been sold or transferred pursuant to an effective Registration Statement, timely prepare and deliver certificates or evidence of book-entry positions representing the Shares to be delivered to a transferee pursuant to such Registration Statement, which certificates or book-entry positions shall be free of any restrictive legends and in such denominations and registered in such names as the Investor may request. Further, Parent shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to (a) issue to the transfer agent and maintain a “blanket” legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective resale registration statement by the holder thereof named in such resale registration statement, upon receipt of an appropriate broker representation letter and other such documentation as Parent’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (b) if the Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Investor; provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Shares pursuant to clause (a) or (b) above, Parent shall use its commercially reasonable efforts to cause Parent’s transfer agent to remove any such applicable restrictive legends in connection with such sale or transfer within two business days of such request; and

(r) otherwise, in good faith, take such customary actions reasonably necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Parent. Investors selling Registrable Securities shall bear all incremental selling expenses relating to the sale of such Registrable Securities, such as Underwriters’ commissions and discounts and brokerage fees.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Parent hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.4 Suspension of Sales; Blackout Period; Adverse Disclosure.

(a) Upon receipt of written notice from Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Investors shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Parent hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by Parent that the use of the Prospectus may be resumed.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled, by providing written notice (a “Suspension Notice”) to the Investors, to delay the filing or effectiveness of a Registration Statement or require the Investors to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for the shortest period of time not to exceed 30 days (a “Suspension Period”) if the filing, effectiveness or use of any Registration Statement would require Parent to make an Adverse Disclosure, the Investor shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c) Parent agrees to promptly notify in writing the Investor, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Investor, Parent shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If Parent notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Offering requested pursuant to Section 2.2, (x) the Demanding Holders may by notice to Parent withdraw such request without such request counting as a demand under Section 2.2(d) and without being obligated to reimburse Parent for any Registration Expenses in connection therewith.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent may delay the filing or effectiveness of a Registration Statement or require the Investors to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: if, in the good faith determination of Parent, it is not feasible for Parent to proceed with the registration or offering because (i) audited financial statements of Parent or (ii) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by Parent, and any delay or suspension shall be treated as a Suspension Period hereunder, which shall be subject to, and shall count against, the time periods in Section 3.4(b) and be subject to Section 3.4(d); provided that, with respect to clause (ii), Parent shall use its reasonable best efforts to prepare or obtain the relevant financial statements as quickly as reasonably practicable.

Section 3.5 Reporting Obligations. As long as any Investor shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonably efforts to:

(a) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(b) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Investors with true and complete copies of all such filings (the delivery of which will be satisfied by Parent’s filing of such reports on the Commission’s EDGAR system); and

(c) Parent further covenants that it shall take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell shares of Common Stock held by such Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 of the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

Section 3.6 Removal of Legend. In connection with a sale of Registrable Securities by an Investor in reliance on Rule 144 of the Securities Act, the Investor or its broker shall deliver to the transfer agent and Parent a broker representation letter providing to the transfer agent and Parent any information Parent deems necessary to determine that the sale of the Registrable Securities is made in compliance with Rule 144 of the Securities Act. Upon receipt of such representation letter, Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend on the Investor’s certificate or in the book entry account maintained by the transfer agent, and Parent shall bear all costs associated therewith. At such time as the Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act or an exemption therefrom, if the book entry account or certificate for such Registrable Securities still bears any notation of restrictive legend, Parent agrees, upon request of the Investor or permitted assignee, to take all steps necessary to promptly effect the removal of any restrictive legend from the Registrable Securities, and Parent shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Investor or its permitted assigns provide to Parent any information Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) Parent agrees to indemnify, to the extent permitted by law, each Investor, its officers and directors and each person who controls such Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (i) or contained in any information furnished in writing to Parent by such Investor expressly for use therein or (ii) use of a Prospectus by such Investor notwithstanding that Parent had previously informed such Investor in writing to discontinue use of such Prospectus. Parent shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of an Investor.

(b) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Parent, its directors and officers and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (i) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Investor expressly for use therein or (ii) such Investor used a Prospectus notwithstanding that Parent had previously informed such Investor in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Investors of Registrable Securities, and the liability of each such Investor shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Securities pursuant to such Registration Statement. The Investors of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Parent.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Parent and each Investor participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Parent’s or such Investor’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Investor under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Investor in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

(f) The rights and obligations under this Article IV with respect to an Investor shall survive any disposition of such Investor’s Registrable Securities.

Article V

Section 5.1 Transfer Restrictions.

(a) Each Founder shall be subject to the transfer restrictions provided in Section 3.2 of the Escrow Agreement with respect to his, her or its Founders’ Shares.

(b) Yang Wu agrees that he shall not Transfer any shares of Common Stock to any Person other than a Permitted Transferee until the expiration of the Yang Wu Lock-Up Period.

(c) Each Other Holder agrees that he, she or it shall not Transfer any shares of Common Stock to any Person other than a Permitted Transferee until the expiration of the Other Holder Lock-Up Period.

Article VI
MISCELLANEOUS

Section 6.1 Notices

. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 6.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following Parties at the following addresses and, with respect to the Parties not set forth below, the address of such Parties set forth in Parent’s books and records (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.1):

Notices to Parent: Microvast Holdings, Inc. 12603 Southwest Freeway, Suite 210 Stafford, Texas 77477 Attention: Yang Wu Email: wuyang@microvast.com with copies to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800

Dallas, Texas 75201

Attention: Paul Strecker

   Alain Dermarkar

Email: Paul.Strecker@Shearman.com

    Alain.Dermarkar@Shearman.com

Notices to the Founders c/o Tuscan Holdings Acquisition LLC 135 E. 57th Street, 18th Floor New York NY 10022 Attention: Stephen A. Vogel Telephone: (646) 948-7100	with a copy to (which shall not constitute notice): Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, FL 33131 Attention: Alan Annex Email: AnnexA@gtlaw.com

Section 6.2 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of Parent hereunder may not be assigned or delegated by Parent in whole or in part.

(b) This Agreement and the rights, duties and obligations of any Investor hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any Transfer of Registrable Securities by any such Investor, subject to compliance with the Lock-Up Periods and Section 6.2(e) below. During any Lock-Up Period, an Investor subject to such Lock-Up Period may assign its rights to a Permitted Transferee.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Investors.

(d) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Parent unless and until Parent shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

Section 6.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith, may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may deliver signed counterparts of this Agreement to the other parties hereto by means of facsimile or portable document format (.PDF) signature.

Section 6.4 Governing Law.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b) EXCEPT FOR IFC, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HERETO HEREBY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION HEREWITH. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

(d) Each of the parties hereby acknowledges that IFC shall be entitled, under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Each of the parties hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury. The parties acknowledge and agree that no provision of this Agreement, nor the submission to arbitration by IFC, in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or applicable law.

Section 6.5 Specific Performance. Subject to the provisions of Section 6.4(d), each party hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each party hereto acknowledges and agrees that each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement. Each party hereto agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto acknowledges and agrees that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.5 shall not be required to provide any bond or other security in connection with any such injunction.

Section 6.6 Severability. If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder hereof, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 6.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 6.8 Entire Agreement. The Founders, EarlyBirdCapital and Parent agree that the Original RRA is hereby terminated. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties hereto, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist among the parties hereto, except as expressly set forth in this Agreement.

Section 6.9 Amendments and Modifications. Upon the written consent of Parent and the Investors holding at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Investor, solely in its capacity as a holder of the shares of capital stock of Parent, in a manner that is materially different from the other Investors (in such capacity) shall require the consent of the Investor (or holders of least a majority in interest of the Registrable Securities of the group of Investors) so affected; provided, further, that any amendment hereto or waiver hereof that adversely affects the Investors generally in their capacity as holders of shares of capital stock of Parent shall require the consent of any Investor that still holds Registrable Securities at the time in question that also held, prior to the Closing, more than 10% of the issued and outstanding shares of Company Capital Stock. No course of dealing between any Investor or Parent and any other party hereto or any failure or delay on the part of an Investor or Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Other Registration Rights. Parent represents and warrants that, except with respect to registration rights granted pursuant to subscription agreements entered into in connection with the Merger, no person, other than a holder of Registrable Securities has any right to require Parent to register any securities of Parent for sale or to include such securities of Parent in any Registration filed by Parent for the sale of securities for its own account or for the account of any other person. Further, Parent represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 6.11 Term. This Agreement shall terminate upon the date as of which no Investors (or permitted assignees under Section 6.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Parent shall not, without the prior written consent of Yang Wu, for so long as he owns Registrable Securities representing or exchangeable for at least 10% of Parent’s outstanding shares of Common Stock, enter into any agreement with any holder or prospective holder of any securities of Parent giving such holder or prospective holder any registration rights the terms of which (a) are equivalent to or more favorable than the registration rights granted to the Investors hereunder, or (b) would reduce the amount of Registrable Securities the holders can include in any registration filed pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, unless such rights are subordinate to those of the Investors.

Section 6.13 No Recourse. Notwithstanding any provision of this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the parties under and to the extent provided under Section 6.5, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party to this Agreement), no past, present or future Representative of any named party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

Section 6.14 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by Parent, each Investor shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

PARENT:

MICROVAST HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

FOUNDERS:

TUSCAN HOLDINGS ACQUISITION LLC

By:
Stephen A. Vogel, Managing Member

EARLYBIRDCAPITAL, INC.

By:
Stephen Levine, CEO

STEFAN M. SELIG

RICHARD O. RIEGER

AMY BUTTE

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

[MICROVAST EQUITY HOLDER]

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SCHEDULE I

TABLE OF MICROVAST EQUITY HOLDERS AND NUMBER OF SHARES

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
Yang Wu	530,582	0
Diaokun Xiao	32,123	0
Wei Li	32,123	0
Xiaoping Zhou	13,742	0
Guoyou Deng	7,843	0
Yanzhuan Zheng	1,953	0
Wenjuan Mattis	1,238	0
Huzhou HongLi Investment Management Limited Liability Partnership	9,903	0
Huzhou HongYuan Investment Management Limited Liability Partnership	8,373	0
Huzhou HongYi Investment Management Limited Liability Partnership	13,033	0
Huzhou OuHong Investment Management Limited Liability Partnership	9,792	0
Huzhou HongCai Investment Management Limited Liability Partnership	6,960	0
Huzhou HongJia Investment Management Limited Liability Partnership	2,067	0
Bruce Raben	817	0
Michael Todd Boyd	650	0
IFC	0	146,647
Ashmore Funds 4, 5 and Special Purpose Fund	0	146,648
Evergreen Ever Limited	0	139,186

Schedule I to Registration Rights Agreement

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among Microvast Holdings, Inc., a Delaware corporation (the “Parent”), and the other person named as parties therein.

By executing and delivering this Joinder to the Parent, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as an Investor in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Investor

Print Name of Investor

Address:

Agreed and Accepted as of:

______________________.
MICROVAST HOLDINGS, INC.

By:
Title:

Exhibit A to Registration Rights Agreement

EXHIBIT F

FORM OF MICROVAST HOLDINGS STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT

DATED AS OF [●], 2021

AMONG

MICROVAST HOLDINGS, INC.,

YANG WU

AND

TUSCAN HOLDINGS ACQUISITION LLC

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [●], 2021 by and among (a) Microvast Holdings, Inc., a Delaware corporation and the successor to Tuscan Holdings Corporation, a Delaware corporation (“Parent”) (together with Parent to the extent applicable, the “Company”), (b) Yang Wu (“Wu”) and (c) Tuscan Holdings Acquisition LLC, a Delaware limited liability company (“THC”).

RECITALS:

WHEREAS, Parent, TSCN Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (“Opco”), have entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Opco (the “Merger”) with Opco being the surviving corporation; and

WHEREAS, in connection with the Merger, each of the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

Article I
INTRODUCTORY MATTERS

Section 1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of [●], 2021, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof and applicable Law.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on [●], 2021, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof and applicable Law.

“Class I Director” means a “Class I director” as referred to in the Certificate of Incorporation.

“Class II Director” means a “Class II director” as referred to in the Certificate of Incorporation.

“Class III Director” means a Class III director” as referred to in the Certificate of Incorporation.

“Common Stock” means the shares of Common Stock, par value $0.0001 per share, of the Company, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means any director of the Company from time to time.

“Extension Agreement” means the Supplemental Agreement for Extension on Payment of Equity Transfer Price, dated as of [●], 2020, by and among Opco, Microvast Power System (Huzhou) Co., Ltd. and each of the other parties thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Opco” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership (whether general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among the Company, THC, Yang Wu, and the other parties thereto, dated as of [●], 2021, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof and applicable Law.

“THC” has the meaning set forth in the Preamble.

“THC Director” has the meaning set forth in Section 2.3.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Wu” has the meaning set forth in the Preamble.

“Wu Director” or “Wu Directors” has the meaning set forth in Section 2.2.

Section 1.2 Construction. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles” and “Sections” shall be deemed to be references to articles and sections to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “the date hereof”, “the date of this Agreement”, “the execution of this Agreement” and phrases of similar import when used in this Agreement shall refer to the date set forth on the first page hereof. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided herein, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

Article II
CORPORATE GOVERNANCE MATTERS

Section 2.1 Initial Directors.

(a) The Company represents and warrants that immediately following the consummation of the transactions contemplated by the Merger Agreement, the Board shall consist of the following seven individuals: (i) Yang Wu, who is the initial Chairman of the Board (who is also the Chief Executive Officer of the Company); (ii) Yanzhuan Zheng (who is also the Chief Financial Officer of the Company); (iii) Stanley Whittingham; (iv) Arthur Wong; (v) Craig Webster; (vi) Stephen Vogel; and (vii) Ying Wei.

(b) The Company represents and warrants that immediately following the consummation of the transactions contemplated by the Merger Agreement, the Certificate of Incorporation shall provide that the number of directors which shall constitute the Board shall be fixed by and in the manner provided in the Bylaws, except that any increase or decrease in the number of Directors shall require the affirmative vote of the Wu Directors.

(c) The Company represents and warrants that immediately following the consummation of the transactions contemplated by the Merger Agreement, the Certificate of Incorporation shall provide that the Board is divided into three classes designated Class I, Class II and Class III, as follows:

(i) The Class I Directors shall be Stephen Vogel and Ying Wei, each of whom shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and until his successor is elected and qualified, subject to his earlier death, resignation, disqualification or removal;

(ii) The Class II Directors shall be Stanley Whittingham and Arthur Wong, each of whom shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and until his successor is elected and qualified, subject to his earlier death, resignation, disqualification or removal; and

(iii) The Class III Directors shall be Yang Wu, Yanzhuan Zheng and Craig Webster, each of whom shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and until his successor is elected and qualified, subject to his earlier death, resignation, disqualification or removal.

Section 2.2 Wu Directors. Wu shall have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which Directors are elected, including at every adjournment or postponement thereof, a number of individuals (rounded up to the nearest whole number) equal to (a) the Total Number of Directors, multiplied by (b) the quotient obtained by dividing the shares of Common Stock Beneficially Owned by Wu by the total number of outstanding shares of Common Stock (together, the “Wu Directors” and each, a “Wu Director”). Notwithstanding the foregoing, the number of individuals that Wu shall have the right to nominate for election to the Board as the Wu Directors shall be reduced by the number of Wu Directors then serving on the Board and whose terms in office are not expiring at such meeting. Yang Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Wu as the initial Wu Directors.

Section 2.3 THC Director. So long as THC Beneficially Owns at least [5,481,441]1 shares of Common Stock (as adjusted for any stock split or subdivision, stock combination, stock dividend, reclassification or recapitalization with respect to the Common Stock occurring after the date hereof), THC shall have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which Directors are elected, including at every adjournment or postponement thereof, one individual (the “THC Director”). Notwithstanding the foregoing, the number of individuals that THC shall have the right to nominate for election to the Board shall be reduced by the number of THC Directors then serving on the Board and whose terms in office are not expiring at such meeting. Stephen Vogel was nominated by THC as the initial THC Director.

Section 2.4 Director Procedures. The following procedures shall be followed with respect to the nomination of individuals for election to the Board pursuant to this Article II and the nomination of individuals for election to the Board to fill any newly created directorship on the Board resulting from an increase in the total number of Directors or any vacancy occurring in the Board by the death, resignation, disqualification or removal of any Director:

(a) For purposes of determining whether Wu or THC has a right to nominate an individual for election to the Board pursuant to this Article II, “Beneficial Ownership” of the outstanding Common Stock will be measured as of the record date for determining the stockholders of the Company entitled to vote at the relevant meeting of stockholders or at the time of the filling of the newly created directorship or vacancy, as applicable. A reduction in the percentage of total voting power of the Common Stock Beneficially Owned by Wu or THC, as the case may be, shall not shorten the term of any incumbent director.

(b) Vacancies occurring on the Board by the death, resignation, disqualification or removal of any Wu Director or THC Director may be filled by the Board only with an individual nominated for election to the Board by the Person entitled to nominate such Director pursuant to this Article II, and the Director so chosen shall hold office until his or her successor is duly elected and qualified at the next meeting of stockholders at which the term of his or her predecessor would have ended, subject to his or her earlier death, resignation, disqualification or removal.

[1]	To equal 75% of the SPAC promoter shares.

(c) So long as Wu or THC is entitled to nominate any individual for election to the Board pursuant to this Article II at a meeting of the stockholders of the Company at which Directors are elected, the Company shall notify each of Wu and THC in writing of the date on which proxy materials are expected to be mailed by the Company in connection with such meeting (and the Company shall deliver such notice at least 60 days (or such shorter period to which Wu or THC consents in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Company shall provide Wu or THC, as applicable, with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the individual nominated for election to the Board by such Person. The Company shall notify Wu or THC, as applicable, of any opposition to an individual nominated for election to the Board by such Person sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of Directors so as to enable such Person to propose a replacement nominee, if necessary, in accordance with the terms of this Agreement, and such Person shall have ten business days to designate another nominee.

(d) No later than the latest date specified in or permitted by the Bylaws for Director nominations for that year’s annual meeting of stockholders, Wu and THC, as applicable, shall provide the Board with the name(s) of the individual(s) nominated by such Person for election to the Board, along with any other information reasonably requested by the Board to evaluate the suitability of such candidate(s) for directorship; provided, that in no event shall Wu or THC be required to provide any such notice of its nominees with respect to any individual that is then currently serving on the Board and that has not provided notice in writing to the Company of his or her decision not to stand for re-election at that year’s annual meeting; provided, further, in no event will the failure to so timely nominate any individual for election to the Board in accordance with the terms of this Section 2.4(d) or the Bylaws impair, restrict or limit the rights of such Person under this Agreement or the Company’s obligations under this Agreement. With respect to any nominee, Wu and THC, as the case may be, shall use its reasonable best efforts to ensure that any such nominee substantially satisfies all reasonable stated criteria and guidelines for director nominees of the Company (it being understood and agreed that each of the initial Directors set forth in Section 2.1 meet such criteria) and in compliance with the applicable corporate governance rules of any national securities exchange or other market on which the Common Stock is then listed and the applicable corporate governance guidelines of the Securities and Exchange Commission. The Company shall be entitled to rely on any written direction from Wu or THC, as applicable, regarding nominee(s) on behalf of such Person pursuant to this Agreement without further action by the Company.

(e) Unless the Board (or any authorized committee thereof) reasonably determines in good faith, after consultation with counsel for the Company, that the taking of such action would cause it to violate its fiduciary duties under applicable Law, the Board (or any authorized committee thereof) shall use all commercially reasonable efforts to (i) nominate and include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the individuals nominated pursuant to this Article II, (ii) nominate and recommend each such individual to be elected as a Director as provided herein, and (iii) to solicit proxies or consents in favor thereof.

Section 2.5 Compensation. Except to the extent the Board determines otherwise, each of the Directors nominated pursuant to this Agreement that are not employees of the Company shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any equity awards, in each case, as is determined by the Board.

Section 2.6 Other Rights of the Nominees. Subject to the Certificate of Incorporation and applicable Law, the Directors, while serving on the Board, shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, and reimburse fees and expenses of, each Wu Director and THC Director elected to the Board (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide each with director and officer insurance to the same extent the Company indemnifies, reimburses and provides insurance for the other members of the Board pursuant to the Certificate of Incorporation and Bylaws, applicable Law or otherwise.

Section 2.7 Independent Directors. The rights of Wu or THC to nominate individual(s) for election to the Board pursuant to this Article II shall at all times be subject to the requirement that, under any applicable corporate governance rules of any national securities exchange or other market upon which the shares of Common Stock are then listed and the applicable corporate governance guidelines of the Securities and Exchange Commission, following the election of the Directors to the Board, a majority of Directors shall qualify as independent directors.

Article III
ADDITIONAL COVENANTS

Section 3.1 Extension Agreement Restriction. On or prior to the expiration of the Yang Wu Lock-Up Period (as defined in the Registration Rights and Lock-Up Agreement) the Company will either repay all obligations under the Extension Agreement or otherwise cause the restriction on Wu from selling his shares to a third party for cash consideration to be waived or released. Following the expiration of the Yang Wu Lock-Up Period, the Company hereby agrees to indemnify Wu for any losses incurred by Wu in connection with or related to such restrictions.

Article IV
GENERAL PROVISIONS

Section 4.1 Termination. This Agreement shall terminate with respect to each party at such time as such party or any assignee of such party, as permitted under Section 4.5, no longer has the right to nominate an individual for election to the Board pursuant to Article II. Upon such termination, such party shall not have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement occurring prior to such termination.

Section 4.2 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 4.2 within two business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.2):

If to the Company:

Microvast Holdings Inc.

12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention: Yang Wu
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201

Attention:	Paul Strecker

Alain Dermarkar

Email:	Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

If to Yang Wu:

Mr. Yang Wu

528 Moaniala Street
Honolulu, HI 96821
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201

Attention:	Paul Strecker

Alain Dermarkar

Email:	Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

If to THC:

c/o Tuscan Holdings Corp.

135 E. 57th Street, 18th Floor
New York, NY 10022
Attention: Stephen A. Vogel
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: AnnexA@gtlaw.com

Section 4.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 4.4 Further Assurances. The parties hereto shall sign such further documents, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by applicable Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any stockholder being deprived of the rights contemplated by this Agreement.

Section 4.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, shall, to the fullest extent permitted by applicable Law, be null and void. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

Section 4.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 4.8 Jurisdiction; Waiver of Jury Trial. To the fullest extent permitted by applicable Law, each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.2. Nothing in this Section 4.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 4.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees, to the fullest extent permitted by applicable Law, to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Certificate of Incorporation and Bylaws shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law, and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first above written.

COMPANY:

MICROVAST HOLDINGS, INC.

By:
Name: Yang Wu
Title: Chief Executive Officer

[Signature Page to the Stockholders Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first above written.

THC:

Tuscan Holdings Acquisition LLC

By:
Name: Stephen A. Vogel
Title: Managing Member

[Signature Page to the Stockholders Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first above written.

WU:

YANG WU

[Signature Page to the Stockholders Agreement]

EXHIBIT G

FORM OF QUESTIONNAIRE

G-1

EXHIBIT H

FORM OF EQUITY INCENTIVE PLAN

H-1